Exhibit 10.10

AMENDED AND RESTATED

RECEIVABLES SALE AGREEMENT

DATED AS OF MARCH 20, 2009

AMONG

PERKINELMER RECEIVABLES COMPANY,

AS THE SELLER,

PERKINELMER, INC.,

AS THE INITIAL COLLECTION AGENT,

THE ROYAL BANK OF SCOTLAND PLC

(SUCCESSOR TO ABN AMRO BANK N.V.),

AS THE AGENT,

THE COMMITTED PURCHASERS

FROM TIME TO TIME PARTY HERETO,

AND

WINDMILL FUNDING CORPORATION

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-ii-

SCHEDULES	DESCRIPTION

Schedule I	Definitions
Schedule II	Committed Purchasers and Commitments of Committed Purchasers

EXHIBITS	DESCRIPTION

Exhibit A	Form of Incremental Purchase Request
Exhibit B	Form of Notification of Assignment to Windmill from the Committed Purchasers
Exhibit C	Form of Periodic Report
Exhibit D	Addresses and Names of Seller and Originators
Exhibit E	Lock-Boxes and Lock-Box Banks
Exhibit F	Form of Lock-Box Letter
Exhibit G	Compliance Certificate

-iii-

AMENDED AND RESTATED

RECEIVABLES SALE AGREEMENT

AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT, dated as of March 20, 2009, among PERKINELMER RECEIVABLES COMPANY, a Delaware corporation, as Seller (the “Seller”), PERKINELMER, INC., a Massachusetts corporation, as initial Collection Agent (the “Initial Collection Agent,” and, together with any successor thereto, the “Collection Agent”), The Royal Bank of Scotland plc (successor to ABN AMRO Bank N.V.), as agent for the Purchasers (the “Agent”), the committed purchasers party hereto (the “Committed Purchasers”) and Windmill Funding Corporation (“Windmill”). Certain capitalized terms used herein, and certain rules of construction, are defined in Schedule I. The Committed Purchasers and the Commitments of the Committed Purchasers are listed on Schedule II.

Reference is made to the Receivables Sale Agreement dated as of December 21, 2001 (as amended prior to the date hereof, the “Original Sale Agreement”), among the Seller, the Initial Collection Agent, the Agent, the Committed Purchasers party thereto and Windmill. This Agreement amends and replaces in its entirety the Original Sale Agreement, and from and after the date hereof, all references to the Original Sale Agreement in any Transaction Document or in any other instrument or document shall, without more, be deemed to refer to this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that the Original Sale Agreement is hereby amended and restated as follows:

ARTICLE I

PURCHASES FROM SELLER AND SETTLEMENTS

Section 1.1. Sales.

(a) The Sold Interest. Subject to the terms and conditions hereof, the Seller may, from time to time before the Liquidity Termination Date, sell to Windmill or, only if Windmill declines to make the applicable purchase, ratably to the Committed Purchasers (who hereby agree, subject to the terms and conditions hereof, in such event to make such purchase) an undivided percentage ownership interest in the Receivables, the Related Security and all related Collections. Any such purchase (a “Purchase”) shall be made by each relevant Purchaser remitting funds to the Seller, through the Agent, pursuant to Section 1.1(c) or by the Collection Agent remitting Collections to the Seller pursuant to Section 1.1(d). The aggregate percentage ownership interest so acquired by a Purchaser in the Receivables, the Related Security and related Collections (its “Purchase Interest”) shall equal at any time the sum of the following percentages:

I	+	PRP
NR

where:

I	=	the outstanding Investment of such Purchaser at such time;

NR	=	the Net Receivables Balance at such time; and

PRP	=	the Purchaser Reserve Percentage at such time.

Except during a Liquidation Period for a Purchaser, such Purchaser’s Purchase Interest will change whenever its Investment, its Purchaser Reserve Percentage or the Eligible Receivables Balance changes. During a Liquidation Period for a Purchaser its Purchase Interest shall remain constant at the percentage in effect as of the day immediately preceding the commencement of the relevant Liquidation Period, except for redeterminations to reflect Investment acquired from or transferred to another Purchaser under the Transfer Agreement. The sum of all Purchasers’ Purchase Interests at any time is referred to herein as the “Sold Interest”, which at any time is the aggregate percentage ownership interest then held by the Purchasers in the Receivables, the Related Security and Collections.

(b) Windmill Purchase Option and Other Purchasers’ Commitments. Subject to Section 1.1(d) concerning Reinvestment Purchases, at no time will Windmill have any obligation to make a Purchase. Each purchaser listed on Schedule II hereto (together, the “Committed Purchasers” and each, a “Committed Purchaser”) severally hereby agrees, subject to Section 7.2 and the other terms and conditions hereof (including, in the case of an Incremental Purchase (as defined below), that Windmill has refused to make a requested Purchase), to make Purchases before the Liquidity Termination Date, based on its Ratable Share of each Purchase, to the extent its Investment would not thereby exceed its Commitment, the Aggregate Investment would not thereby exceed the Purchase Limit, and the Matured Aggregate Investment would not thereby exceed the Aggregate Commitments. Each Purchaser’s first Purchase and each additional Purchase by such Purchaser not made from Collections pursuant to Section 1.1(d) is referred to herein as an “Incremental Purchase.” Each Purchase made by a Purchaser with the proceeds of Collections in which it has a Purchase Interest, which does not increase the outstanding Investment of such Purchaser, is referred to herein as a “Reinvestment Purchase.”

(c) Incremental Purchases. In order to request an Incremental Purchase from a Purchaser, the Seller must provide to the Agent an irrevocable written request substantially in the form of Exhibit A, by (i) 10:00 a.m. (Chicago time) two Business Days before the requested date (the “Purchase Date”) of such Purchase, in the case of each Purchase by Windmill, (ii) 10:00 a.m. (Chicago time) three Business Days before the Purchase Date in the case of each Purchase by the Committed Purchasers that is to accrue Discount at the Eurodollar Rate and (iii) 10:00 a.m. (Chicago time) on the Purchase Date in the case of each Purchase by the Committed Purchasers that is to accrue Discount at the Prime Rate, or, in each of the foregoing cases, such later time or day as Windmill shall agree. Each such notice shall specify the requested Purchase Date (which must be a Business Day) and the requested amount (the “Purchase Amount”) of such Purchase, which must be in a minimum amount of $1,000,000 and multiples thereof (or, if less, an amount equal to the Maximum Incremental Purchase Amount). An Incremental Purchase may only be requested from Windmill unless Windmill, in its sole discretion, determines not to make such Incremental Purchase, in which case the Seller may request such Incremental Purchase from the Committed Purchasers. The Agent shall promptly notify the contents of any such request to each Purchaser from which the Purchase is requested. If Windmill determines, in its sole discretion, to make all or any portion of the requested Purchase, Windmill shall transfer to the Agent’s Account the Purchase Amount (or portion thereof) on the requested Purchase Date. If Windmill determines, in its sole discretion, not to make all or any portion of a requested Purchase and the Seller requests the Incremental Purchase from the Committed Purchasers subject to Section 7.2 and the other terms and conditions hereof, each Committed Purchaser shall transfer its Ratable Share of that portion of the requested Purchase Amount not funded by Windmill into the Agent’s Account by no later than 12:00 noon (Chicago time) on the Purchase Date (which, in the case of a Purchase that is to accrue Discount at the Eurodollar Rate, in no event will be earlier than three Business Days after such request is made to the Committed Purchasers). The Agent shall transfer to the Seller Account the proceeds of any Incremental Purchase delivered into the Agent’s Account.

(d) Reinvestment Purchases. Unless Windmill has provided to the Agent, the Seller, and the Collection Agent a notice (which notice has not been revoked by Windmill) that it no longer wishes to make Reinvestment Purchases (in which case Windmill’s Reinvestment Purchases, but not those of the Committed Purchasers, shall cease), on each day before the Liquidity Termination Date that any Collections are received by the Collection Agent and no Interim Liquidation is in effect, a Purchaser’s Purchase Interest in such Collections shall automatically be used to make a Reinvestment Purchase by such Purchaser. Windmill may revoke any notice provided under the first sentence of this Section 1.1(d) by notifying the Agent, the Seller, and the Collection Agent that it will make Reinvestment Purchases.

Section 1.2. Interim Liquidations. (a) Optional. The Seller may at any time direct that Reinvestment Purchases cease and that an Interim Liquidation commence for all Purchasers by giving the Agent and the Collection Agent at least three Business Days’ prior written notice specifying the date on which the Interim Liquidation shall commence and, if desired, when such Interim Liquidation shall cease (identified as a specific date prior to the Liquidity Termination Date or as when the Aggregate Investment is reduced to a specified amount). If the Seller does not so specify the date on which an Interim Liquidation shall cease, it may cause such Interim Liquidation to cease at any time before the Liquidity Termination Date, subject to Section 1.2(b) below, by giving the Agent and the Collection Agent at least three Business Days’ prior written notice before the date on which it desires such Interim Liquidation to cease.

(b) Mandatory. If at any time before the Liquidity Termination Date any condition in Section 7.2 is not fulfilled, Reinvestment Purchases shall cease and an Interim Liquidation shall commence, which shall cease only upon the Seller confirming to the Agent that the conditions in Section 7.2 are fulfilled.

Section 1.3. Selection of Discount Rates and Tranche Periods. (a) Windmill. Windmill’s Investment will accrue Funding Charges for each day on which it is outstanding. On each Settlement Date the Seller shall pay to the Agent (for the benefit of Windmill) an aggregate amount equal to all accrued and unpaid Funding Charges in respect of such Investment for the immediately preceding Discount Period. The Agent shall allocate the Investment of Windmill to Tranche Periods in its sole discretion.

(b) Committed Purchasers. All Investment of the Committed Purchasers shall be allocated to one or more Tranches reflecting the Discount Rates at which such Investment accrues Discount and the Tranche Periods for which such Discount Rates apply. In each request for an Incremental Purchase from the Committed Purchasers and three Business Days before the expiration of any Tranche Period applicable to any Committed Purchaser’s Investment, the Seller may direct (subject to Section 1.3(c)) the Tranche Period(s) to be applicable to such Investment and the Discount Rate(s) applicable thereto. All Investment of the Committed Purchasers may accrue Discount at either the Eurodollar Rate or the Prime Rate, in all cases as established by the Seller for each Tranche Period applicable to such Investment. Any Investment of the Committed Purchasers not allocated to a Tranche Period shall be a Prime Tranche. During the pendency of a Termination Event, the Agent may reallocate any outstanding Investment of the Committed Purchasers to a Prime Tranche. All Discount accrued on the Investment of the Committed Purchasers during a Tranche Period shall be payable by the Seller on the last day of such Tranche Period or, for a Eurodollar Tranche with a Tranche Period of more than three months, three months after the commencement, and on the last day, of such Tranche Period. If, by the time required by this Section 1.3(b), the Seller fails to select a Discount Rate or Tranche Period for any Investment of the Committed Purchasers, such amount of Investment shall automatically accrue Discount at the Prime Rate for a three Business Day Tranche Period. Any Investment purchased from Windmill pursuant to the Transfer Agreement shall accrue interest at the Prime Rate and have an initial Tranche Period of three Business Days.

(c) If the Agent or any Committed Purchaser reasonably determines (i) that maintenance of any Eurodollar Tranche would violate any applicable law or regulation, (ii) that deposits of a type and maturity appropriate to match fund any of such Purchaser’s Eurodollar Tranches are not available or (iii) that the maintenance of any Eurodollar Tranche will not adequately and fairly reflect the cost of such Purchaser of funding Eurodollar Tranches, then the Agent, upon the direction of such Purchaser, shall suspend the availability of future Eurodollar Tranches until such time as the Agent or applicable Committed Purchaser provides notice that the circumstances giving rise to such suspension no longer exist, and, if required by any applicable law or regulation, terminate any outstanding, Eurodollar Tranche so affected. All Investment allocated to any such terminated Eurodollar Tranche shall be reallocated to a Prime Tranche.

Section 1.4. Fees and Other Costs and Expenses. (a) The Seller shall pay to the Agent for the ratable benefit of the Committed Purchasers, such amounts as agreed to with the Committed Purchasers and the Agent in the Fee Letter.

(b) If (i) the amount of Windmill’s Investment is reduced (other than as a result of a Put) on any date other than the last day of a CP Tranche, (ii) the amount of Investment allocated to any LIBOR Tranche is reduced on any day other than the last day of its Tranche Period or (iii) if a requested Incremental Purchase at the Eurodollar Rate does not take place on its scheduled Purchase Date, the Seller shall pay the Early Payment Fee to each Purchaser that had its Investment so reduced or scheduled Purchase not made.

(c) Investment, Discount and Funding Charges shall not be recourse obligations of the Seller and shall be payable solely from Collections and from amounts payable under Sections 1.5, 1.7 and 6.1 (to the extent amounts paid under Section 6.1 indemnify against reductions in or non-payment of Receivables). The Seller shall pay, as a full recourse obligation, all other amounts payable hereunder.

(d) Notwithstanding anything in this Agreement to the contrary, in no event will the Funding Charges and Discount charged and payable hereunder exceed any maximum interest rate imposed by applicable law or regulation.

Section 1.5. Maintenance of Sold Interest; Deemed Collection. (a) General. If at any time before the Liquidity Termination Date the Eligible Receivables Balance is less than the sum of the Aggregate Investment (or, if a Termination Event exists, the Matured Aggregate Investment) plus the Aggregate Reserve, the Seller shall pay to the Agent an amount equal to such deficiency for application to reduce the Investments of the Purchasers ratably in accordance with the principal amount of their respective Investments, applied first to Prime Tranches and second to the other Tranches with the shortest remaining maturities unless otherwise specified by the Seller. Any amount so applied to reduce Windmill’s Investment shall be deposited in the Special Transaction Subaccount.

(b) Deemed Collections. If on any day the Outstanding Balance of a Receivable is reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or adjustment (including any adjustment resulting from the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) or other reason not arising from the financial inability of the Obligor to pay undisputed indebtedness, the Seller shall be deemed to have received on such day a Collection on such Receivable in the amount of such reduction or cancellation. If on any day any representation, warranty, covenant or other agreement of the Seller related to a Receivable is not true or is not satisfied, the Seller shall be deemed to have received on such day a Collection in the amount of the Outstanding Balance of such Receivable. All such Collections deemed received by the Seller under this Section 1.5(b) shall be remitted by the Seller to the Collection Agent in accordance with Section 5.1(i).

(c) Adjustment to Sold Interest. At any time before the Liquidity Termination Date that the Seller is deemed to have received any Collection under Section 1.5(b) (“Deemed Collections”) that derives from a Receivable that is otherwise reported as an Eligible Receivable, so long as no Liquidation Period then exists, the Seller may satisfy its obligation to deliver such amount to the Collection Agent by instead notifying the Agent that the Sold Interest should be recalculated by decreasing the Net Receivables Balance by the amount of such Deemed Collections, so long as such adjustment does not cause the Sold Interest to exceed 100%.

(d) Receivables Retransfers. If the Agent receives Deemed Collections or if an adjustment is made to the Sold Interest pursuant to Section 1.5(c) that in either case equals or exceeds the Outstanding Balance of any Receivable, the Seller may request that the Agent, on behalf of the Purchasers, reconvey to the Seller all right, title and interest of such Purchasers in and to such Receivable to the Seller, the Related Security, all Collections receivable in respect thereof and all rights with respect thereto under the Purchase Agreement that have previously been conveyed hereunder (directly or indirectly) to the Purchasers, and the Agent shall, promptly following such request, effect such transfer to the Seller. Each transfer made by the Agent under this Section 1.5(d) will be without recourse, representation or warranty, express or implied, of any type or kind on the part of the Agent and the Purchasers. The Seller shall bear all costs and expenses incurred by the Agent or any Purchaser in effecting any such transfer to the Seller.

(e) Payment Assumption. Unless an Obligor otherwise specifies or another application is required by contract or law, any payment received by the Seller from any Obligor shall be applied as a Collection of Receivables of such Obligor (starting with the oldest such Receivable) and remitted to the Collection Agent as such.

Section 1.6. Reduction in Commitments. The Seller may, upon at least five Business Days’ notice to the Agent, reduce the Aggregate Commitment in increments of $1,000,000, so long as the Aggregate Commitment as so reduced is no less than the Matured Aggregate Investment. Each such reduction in the Aggregate Commitment shall reduce the Commitment of each Committed Purchaser in accordance with its Ratable Share and shall reduce the Purchase Limit so that the Aggregate Commitment remains at least 102% of the Purchase Limit and the Purchase Limit is no less than the outstanding Aggregate Investment.

Section 1.7. Optional Repurchases. At any time that the Aggregate Investment is less than 10% of the Aggregate Commitment in effect on the date hereof, the Seller may, upon at least five Business Days’ notice to the Agent, repurchase the entire Sold Interest from the Purchasers at a price equal to the outstanding Matured Aggregate Investment and all other amounts then owed hereunder.

Section 1.8. Security Interest. (a) The Seller hereby grants to the Agent, for its own benefit and for the ratable benefit of the Purchasers, a security interest in its right, title and interest in, to and under all Receivables, Related Security, Collections and Lock-Box Accounts to secure the payment of all amounts other than Investment owing hereunder and (to the extent of the Sold Interest) to secure the repayment of all Investment. The Seller and Collection Agent shall hold in trust for the benefit of the Persons entitled thereto any Collections received pending their application pursuant to Section 1.1(c), Section 2.3 or Article III hereof. After the occurrence of a Termination Event, the Seller and Collection Agent shall not, without the prior written consent of the Instructing Group, distribute any Collections to any Person other than the Agent and the Purchasers (and to the Collection Agent, in payment of the Collection Agent Fee to the extent permitted hereto) (whether as payment on a Note or otherwise) until all amounts owed under the Transaction Documents to the Agent and the Purchasers shall have been indefeasibly paid in full.

(b) The Seller hereby assigns and otherwise transfers to the Agent (for the benefit of the Agent, each Purchaser and any other Person to whom any amount is owed hereunder), all of the Seller’s right, title and interest in, to and under the Purchase Agreement and the Limited Guaranty as security for fulfillment of Seller’s obligations under the Transaction Documents. The Seller shall execute, file and record all financing statements, continuation statements and other documents required to perfect or protect such assignment. This assignment includes

(a) all monies due and to become due to the Seller from the Originators or the Parent under or in connection with the Purchase Agreement and the Limited Guaranty (including fees, expenses, costs, indemnities and damages for the breach of any obligation or representation related to such agreement) and (b) all rights, remedies, powers, privileges and claims of the Seller against the Originators or the Parent under or in connection with the Purchase Agreement and the Limited Guaranty. All provisions of the Purchase Agreement and the Limited Guaranty shall inure to the benefit of, and may be relied upon by, the Agent, each Purchaser and each such other Person. At any time that a Termination Event has occurred and is continuing, the Agent shall have the sole right to enforce the Seller’s rights and remedies under the Purchase Agreement and the Limited Guaranty to the same extent as the Seller could absent this assignment, but without any obligation on the part of the Agent, any Purchaser or any other such Person to perform any of the obligations of the Seller under the Purchase Agreement (or the promissory note executed thereunder) or the Limited Guaranty. All amounts distributed to the Seller under the Purchase Agreement from Receivables sold to the Seller thereunder shall constitute Collections hereunder and shall be applied in accordance herewith.

(c) This agreement shall be a security agreement for purposes of the UCC. Upon the occurrence of a Termination Event, the Agent shall have all rights and remedies provided under the UCC as in effect in all applicable jurisdictions.

ARTICLE II

SALES TO AND FROM WINDMILL; ALLOCATIONS

Section 2.1. Required Purchases from Windmill. (a) Windmill may, at any time, and on the earlier of the Windmill Termination Date and ten Business Days following the Agent and Windmill learning of a continuing Termination Event, Windmill shall, sell to the Committed Purchasers pursuant to the Transfer Agreement any percentage designated by Windmill of Windmill’s Investment and its related Windmill Settlement (each, a “Put”).

(b) Any portion of Windmill’s Investment and related Windmill Settlement purchased by a Committed Purchaser shall be considered part of such Purchaser’s Investment and related Windmill Settlement from the date of the relevant Put. Immediately upon any purchase by the Committed Purchasers of any portion of Windmill’s Investment, the Seller shall pay to the Agent (for the ratable benefit of such Purchasers) an amount equal to the sum of (i) the Assigned Windmill Settlement and (ii) all unpaid Discount owed to Windmill (whether or not then due) to the end of each applicable Tranche Period to which any Investment being Put has been allocated, (iii) all accrued but unpaid fees (whether or not then due) payable to Windmill in connection herewith at the time of such purchase and (iv) all accrued and unpaid costs, expenses and indemnities due to Windmill from the Seller in connection herewith.

(c) The proceeds from each Put received by Windmill (other than amounts described in clauses (iii) and (iv) of the last sentence of Section 2.1(b)), shall be transferred into the Special Transaction Subaccount and used solely to pay that portion of the outstanding commercial paper of Windmill issued to fund or maintain the Investment of Windmill so transferred. Until used to pay commercial paper, all proceeds of any Put pursuant to this Section shall be invested in Permitted Investments. All earnings on such Permitted Investments shall be promptly remitted to the Seller.

Section 2.2. Purchases by Windmill. Windmill may at any time deliver to the Agent and each Committed Purchaser a notification of assignment in substantially the form of Exhibit B. If Windmill delivers such notice, each Committed Purchaser shall sell to Windmill and Windmill shall purchase in full from each Committed Purchaser, the Investment of the Committed Purchasers on the last day of the relevant Tranche Periods, at a purchase price equal to such Investment plus accrued and unpaid Discount thereon. Any sale from any Committed Purchaser to Windmill pursuant to this Section 2.2 shall be without recourse, representation or warranty except for the representation and warranty that the Investment sold by such Committed Purchaser is free and clear of any Adverse Claim created or granted by such Committed Purchaser and that such Purchaser has not suffered a Bankruptcy Event.

Section 2.3. Allocations and Distributions.

(a) Windmill Termination and Non-Reinvestment Periods. Before the Liquidity Termination Date (unless an Interim Liquidation is in effect), on each day during a period that Windmill has an outstanding Investment and is not making Reinvestment Purchases (as established under Section 1.1(d)) and at all times on and after the Windmill Termination Date, the Collection Agent (i) shall set aside and hold in trust solely for the benefit of Windmill (or deliver to the Agent, if so instructed pursuant to Section 3.2(a)) Windmill’s Purchase Interest in all Collections received on such day and (ii) shall distribute on the last day of each CP Tranche Period to the Agent (for the benefit of Windmill) the amounts so set aside up to the amount of Windmill’s Investment allocated to such Tranche Period and, to the extent not already paid in full, all Discount thereon and all other amounts then due from the Seller in connection with such Investment and Tranche Period. If any part of the Sold Interest in any Collections is applied to pay any amounts that are recourse obligations of the Seller pursuant to Section 1.4(c) and after giving effect to such application the Sold Interest is greater than 100%, the Seller shall pay, as a recourse obligation for distribution as part of the Sold Interest in Collections, to the Collection Agent the amount so applied to the extent necessary so that after giving effect to such payment the Sold Interest is no greater than 100%.

(b) Liquidity Termination Date and Interim Liquidations. On each day during any Interim Liquidation and on each day on and after the Liquidity Termination Date, the Collection Agent shall set aside and hold in trust solely for the account of the Agent, for the benefit of the Agent and the Purchasers, (or deliver to the Agent, if so instructed pursuant to Section 3.2(a)) the Sold Interest in all Collections received on such day and such Collections shall be allocated as follows:

(i) first, to the Purchasers (ratably, based on the Matured Value of their respective Investments) until all Investment of, Funding Charges with respect to Windmill and Discount with respect to the Committed Purchasers, as applicable, due but not already paid to, Windmill and the Committed Purchasers have been paid in full;

(ii) second, to the Purchasers until all other amounts owed to the Purchasers have been paid in full;

(iii) third, to the Agent until all amounts owed to the Agent have been paid in full;

(iv) fourth, to any other Person (other than the Seller, the Collection Agent or an Originator) to whom any amounts are owed under the Transaction Documents until all such amounts have been paid in full; and

(v) fifth, to the Collection Agent until all amounts owed to the Collection Agent under the Agreement have been paid in full; and

(vi) sixth, to the Seller.

On the last day of each Tranche Period (unless otherwise instructed by the Agent pursuant to Section 3.2(a)), the Collection Agent shall deposit into the Agent’s Account, from such set aside Collections, all amounts allocated to such Tranche Period and all Tranche Periods that ended before such date that are due in accordance with the priorities in clauses (i) - (ii) above. No distributions shall be made to pay amounts under clauses (iii) - (vi) until sufficient Collections have been set aside to pay all amounts described in clauses (i) and (ii) that may become payable for all outstanding Tranche Periods. All distributions by the Agent shall be made ratably within each priority level in accordance with the respective amounts then due each Person included in such level unless otherwise agreed by the Agent and all Purchasers. If any part of the Sold Interest in any Collections is applied to pay any amounts payable hereunder that are recourse obligations of the Seller pursuant to Section 1.4(c) and after giving effect to such application the Sold Interest is greater than 100%, the Seller shall pay, as a recourse obligation for distribution in respect of each applicable Purchaser’s Investment as part of the Sold Interest in Collections, to the Collection Agent the amount so applied to the extent necessary so that after giving effect to such payment the Sold Interest is no greater than 100%.

ARTICLE III

ADMINISTRATION AND COLLECTIONS

Section 3.1. Appointment of Collection Agent. (a) The servicing, administering and collecting of the Receivables shall be conducted by a Person (the “Collection Agent”) designated to so act on behalf of the Purchasers under this Article III. As the Initial Collection Agent, the Parent is hereby designated as, and agrees to perform the duties and obligations of, the Collection Agent. The Initial Collection Agent acknowledges that the Agent and each Purchaser have relied on the Initial Collection Agent’s agreement to act as Collection Agent (and the agreement of any of the sub-collection agents to so act) in making the decision to execute and deliver this Agreement and agrees that it will not voluntarily resign as Collection Agent nor permit any sub-collection agent to voluntarily resign as a sub-collection agent. At any time after the occurrence of a Collection Agent Replacement Event, the Agent may designate a new Collection Agent to succeed the Parent (or any successor Collection Agent).

(b) The Initial Collection Agent may delegate its duties and obligations as Collection Agent to an Affiliate of the Initial Collection Agent (acting as a sub-collection agent). Notwithstanding such delegation, the Initial Collection Agent shall remain primarily liable for the performance of the duties and obligations so delegated, and the Agent and each Purchaser shall have the right to look solely to the Initial Collection Agent for such performance. The Agent may at any time after the occurrence of a Collection Agent Replacement Event remove or replace any sub-collection agent.

(c) If replaced as provided herein, the Collection Agent agrees it will terminate, and will cause each existing sub-collection agent to terminate, its collection activities in a manner requested by the Agent to facilitate the transition to a new Collection Agent. The Collection Agent shall cooperate with and assist any new Collection Agent (including providing access to, and transferring, all Records and allowing (to the extent permitted by applicable law and contract) the new Collection Agent to use all licenses, hardware or software necessary or desirable to collect the Receivables). The Initial Collection Agent irrevocably agrees to act (if requested to do so) as the data-processing agent for any new Collection Agent in substantially the same manner as the Initial Collection Agent conducted such data-processing functions while it acted as the Collection Agent.

Section 3.2. Duties of Collection Agent. (a) The Collection Agent shall take, or cause to be taken, all action necessary or advisable to collect each Receivable in accordance with this Agreement, the Credit and Collection Policy and all applicable laws, rules and regulations using the skill and attention the Collection Agent exercises in collecting other receivables or obligations owed solely to it. The Collection Agent shall, in accordance herewith, separately account for all Collections to which a Purchaser is entitled and pay from such Collections all Funding Charges and Discount when due. If so instructed by the Agent, after the occurrence of a Collection Agent Replacement Event, the Collection Agent shall transfer to the Agent the amount of Collections to which the Agent and the Purchasers are entitled by the Business Day following receipt. Each party hereto hereby appoints the Collection Agent to enforce such Person’s rights and interests in the Receivables, but (notwithstanding any other provision in any Transaction Document) the Agent shall at all times after the occurrence of a Collection Agent Replacement Event have the sole right to direct the Collection Agent to commence or settle any legal action to enforce collection of any Receivable.

(b) If no Termination Event exists and the Collection Agent determines that such action is appropriate in order to maximize the Collections, the Collection Agent may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the outstanding balance of any Receivable. Any such extension or adjustment shall not alter the status of a Receivable as a Defaulted Receivable or Delinquent Receivable or limit any rights of the Agent or the Purchasers hereunder. If a Termination Event exists, the Collection Agent may make such extensions or adjustments only with the prior consent of the Instructing Group.

(c) The Collection Agent shall turn over to the Seller (i) any percentage of Collections in excess of the Sold Interest, less all reasonable costs and expenses of the Collection Agent for servicing, collecting and administering the Receivables and (ii) subject to Section 1.5(d), the collections and records for any indebtedness owed to the Seller that is not a Receivable. The

Collection Agent shall have no obligation to remit any such funds or records to the Seller until the Collection Agent receives evidence (satisfactory to the Agent) that the Seller is entitled to such items. The Collection Agent has no obligations concerning indebtedness that is not a Receivable other than to deliver the collections and records for such indebtedness to the Seller when required by this Section 3.2(c).

(d) The Collection Agent shall take all actions necessary to maintain the perfection and priority of the security interest of the Agent in the Receivables.

Section 3.3. Reports. Unless a Weekly Reporting Event is continuing, on or before the twentieth day of each month, and, after the occurrence of a Termination Event, at such other times covering such other periods as is requested by the Agent or the Instructing Group, the Collection Agent shall deliver to the Agent a Monthly Report reflecting information as of the close of business of the Collection Agent for the immediately preceding Settlement Period or such other preceding period as is requested. Additionally, during the continuance of a Weekly Reporting Event, on or before each Tuesday, and, after the occurrence of a Termination Event, at such other times covering such other periods as is requested by the Agent or the Instructing Group, the Collection Agent shall deliver to the Agent a Weekly Report reflecting information as of the close of business of the Collection Agent for the immediately preceding calendar week or such other preceding period as is requested.

Section 3.4. Lock-Box Arrangements. The Agent is hereby authorized to give notice at any time after the occurrence of a Collection Agent Replacement Event to any or all Lock-Box Banks that the Agent is exercising its rights under the Lock-Box Letters and to take all actions permitted under the Lock-Box Letters. The Seller agrees to take any action requested by the Agent to facilitate the foregoing. After the Agent takes any such action under the Lock-Box Letters, the Seller shall immediately deliver to the Agent any Collections received by the Seller. If the Agent takes control of any Lock-Box Account, the Agent shall distribute Collections it receives in accordance herewith and shall deliver to the Collection Agent, for distribution under Section 3.2, all other amounts it receives from such Lock-Box Account.

Section 3.5. Enforcement Rights. (a) The Agent may at any time after the occurrence of a Collection Agent Replacement Event direct the Obligors and the Lock-Box Banks to make all payments on the Receivables directly to the Agent or its designee. The Agent may, and the Seller shall at the Agent’s request, withhold the identity of the Purchasers from the Obligors and Lock-Box Banks. Upon the Agent’s request after the occurrence of a Collection Agent Replacement Event, the Seller (at the Seller’s expense) shall (i) give notice to each Obligor of the Agent’s ownership of the Sold Interest and direct that payments on Receivables be made directly to the Agent or its designee, (ii) assemble for the Agent all Records and collateral security for the Receivables and the Related Security and transfer to the Agent (or its designee), or (to the extent permitted by applicable law and contract) license to the Agent (or its designee) the use of, all software useful to collect the Receivables and (iii) segregate in a manner acceptable to the Agent all Collections the Seller receives and, promptly upon receipt, remit such Collections in the form received, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

(b) After the occurrence of a Collection Agent Replacement Event, the Seller hereby irrevocably appoints the Agent as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in the place of the Seller, to take any and all steps deemed desirable by the Agent, in the name and on behalf of the Seller to (i) collect any amounts due under any Receivable, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Receivables and the Related Security, and (ii) exercise any and all of the Seller’s rights and remedies under the Purchase Agreement. The Agent’s powers under this Section 3.5(b) shall not subject the Agent to any liability if any action taken by it proves to be inadequate or invalid, nor shall such powers confer any obligation whatsoever upon the Agent.

(c) Neither the Agent nor any Purchaser shall have any obligation to take or consent to any action to realize upon any Receivable or Related Security or to enforce any rights or remedies related thereto.

Section 3.6. Collection Agent Fee. On or before the twentieth day of each calendar month, the Seller shall pay to the Collection Agent a fee for the immediately preceding calendar month as compensation for its services (the “Collection Agent Fee”) equal to (a) at all times an Affiliate of the Seller is the Collection Agent, such consideration as is acceptable to it, so long as such consideration is upon fair and reasonable terms no less favorable to the Seller than could be obtained in a comparable arm’s-length transaction with a Person other than a Seller Entity, the receipt and sufficiency of which is hereby acknowledged, and (b) at all times any other Person is the Collection Agent, a reasonable amount agreed upon by the Agent and the new Collection Agent on an arm’s-length basis reflecting rates and terms prevailing in the market at such time. The Collection Agent may apply to payment of the Collection Agent Fee only the portion of the Collections in excess of Collections that fund Reinvestment Purchases and that pay Funding Charges and Discount. The Agent may, with the consent of the Instructing Group, pay the Collection Agent Fee to the Collection Agent from the Sold Interest in Collections. The Seller shall be obligated to reimburse any such payment.

Section 3.7. Responsibilities of the Seller. The Seller shall, or shall cause the Originators to, pay when due all Taxes payable in connection with the Receivables and the Related Security or their creation or satisfaction. The Seller shall, and shall cause the Originators to, perform all of its obligations under agreements related to the Receivables and the Related Security to the same extent as if interests in the Receivables and the Related Security had not been transferred hereunder or, in the case of the Originators, under the Purchase Agreement. The Agent’s or any Purchaser’s exercise of any rights hereunder shall not relieve the Seller or the Originators from such obligations. Neither the Agent nor any Purchaser shall have any obligation to perform any obligation of the Seller or of the Originators or any other obligation or liability in connection with the Receivables or the Related Security.

Section 3.8. Actions by Seller. The Seller shall defend and indemnify the Agent and each Purchaser against all costs, expenses, claims and liabilities for any action taken by the Seller, the Originators or any other Affiliate of the Seller or of the Originators (whether acting as Collection Agent or otherwise) related to any Receivable and the Related Security, or arising out of any alleged failure of compliance of any Receivable or the Related Security with the provisions of any law or regulation, except to the extent such costs, expenses, claims and liabilities are attributable to the gross negligence or willful misconduct of the Person seeking their recovery. If any goods related to a Receivable are repossessed, the Seller agrees to resell, or to have the Originators or another Affiliate resell, such goods in a commercially reasonable manner for the account of the Agent and remit, or have remitted, to the Agent the Purchasers’ share in the gross sale proceeds thereof net of any out-of-pocket expenses and any equity of redemption of the Obligor thereon. Any such moneys collected by the Seller or the Originators or other Affiliate of the Seller pursuant to this Section 3.8 shall be treated as part of the Sold Interest in Collections for application as provided herein.

Section 3.9. Indemnities by the Collection Agent. Without limiting any other rights any Person may have hereunder or under applicable law, the Collection Agent hereby indemnifies and holds harmless the Seller, the Agent and each Purchaser and their respective officers, directors, agents and employees (each a “Collection Agent Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including attorneys’ fees and court costs) (all of the foregoing collectively, the “Collection Agent Indemnified Losses”) at any time imposed on or incurred by any Collection Agent Indemnified Party to the extent arising out of or otherwise relating to:

(i) any representation or warranty made by, on behalf of or in respect of, the Collection Agent in this Agreement, any other Transaction Document, any Periodic Report or any other information or report delivered by the Collection Agent pursuant hereto, which shall have been false or incorrect in any material respect when made;

(ii) the failure by the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable or the Related Security;

(iii) any loss of a perfected security interest (or in the priority of such security interest) as a result of any commingling by the Collection Agent of funds to which the Agent or any Purchaser is entitled hereunder with any other funds;

(iv) the imposition of any Lien with respect to any Receivable, Related Security or Lock-Box Account as a result of any action taken by the Collection Agent under any Transaction Documents; or

(v) any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions of this Agreement (including, without limitation, compliance with the Credit and Collection Policy) or any other Transaction Document to which the Collection Agent is a party;

whether arising by reason of the acts to be performed by the Collection Agent hereunder or otherwise, excluding only Collection Agent Indemnified Losses to the extent (a) a final judgment of a court of competent jurisdiction determined that such Collection Agent Indemnified Losses resulted solely from gross negligence or willful misconduct of the Collection Agent Indemnified Party seeking indemnification, (b) solely due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Collection Agent for uncollectible Receivables, or (c) such Collection Agent Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent or any Purchaser computed in accordance with the Intended Tax Characterization; provided, however, that nothing contained in this sentence shall limit the liability of the Collection Agent or limit the recourse of the Agent and each Purchaser to the Collection Agent for any amounts otherwise specifically provided to be paid by the Collection Agent hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1. Representations and Warranties. The Seller represents and warrants to the Agent and each Purchaser, that:

(a) Corporate Existence and Power. Each of the Seller and each Seller Entity is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not have a Material Adverse Effect on (i) its ability to perform its obligations under, or the enforceability of, any Transaction Document, (ii) the business or financial condition of the Parent and its Subsidiaries, taken as a whole, (iii) the interests of the Agent or any Purchaser under any Transaction Document or (iv) the enforceability or collectibility of a material portion of the Receivables.

(b) Corporate Authorization and No Contravention. The execution, delivery and performance by each of the Seller and each Seller Entity of each Transaction Document to which it is a party and the creation of all security interests provided for herein and therein (i) are within its powers, (ii) have been duly authorized by all necessary action, (iii) do not contravene or constitute a default under (A) any applicable law, rule or regulation, (B) its or any other Seller Entity’s charter or by-laws or (C) any agreement, order or other instrument to which it or any other Seller Entity is a party or its property is subject and (iv) will not result in any Adverse Claim on any Receivable other than pursuant to the Transaction Documents, the Related Security or Collection or give cause for the acceleration of any indebtedness of the Seller or any other Seller Entity.

(c) No Consent Required. No approval, authorization or other action by, or filings with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by the Seller or any Seller Entity of any Transaction Document to which it is a party or any transaction contemplated thereby.

(d) Binding Effect. Each Transaction Document to which the Seller or any Seller Entity is a party constitutes the legal, valid and binding obligation of such Person enforceable against that Person in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

(e) Perfection of Ownership Interest. Immediately preceding its sale of Receivables to the Seller, an Originator was the owner of, had good title to, and effectively sold, such Receivables to the Seller, free and clear of any Adverse Claim. The Seller owns and has good title to the Receivables free of any Adverse Claim other than the interests of the Purchasers (through the Agent) therein that are created hereby, and each Purchaser shall at all times have a valid and continuing undivided percentage ownership interest, which shall be a first priority perfected security interest for purposes of Article 9 of the applicable Uniform Commercial Code enforceable as such against creditors of and purchasers from the Seller, in the Receivables and Collections to the extent of its Purchase Interest then in effect. Other than the ownership or security interest granted to the Agent pursuant to this Agreement, the Seller has not pledged, assigned, sold or granted a security interest in, or otherwise conveyed, the Receivables or the Collections. The Seller has not authorized the filing of and is not aware of any financing statements against the Seller that include a description of collateral covering the Receivables or the Collections other than any financing statement relating to the security interest granted to the Agent hereunder. The Seller has caused or will have caused, within ten days after the date hereof, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under the applicable law in order to perfect the conveyance of Receivables by Seller hereunder.

(f) Accuracy of Information. The information furnished by the Seller, any Seller Entity or any Affiliate of any such Person to the Agent or any Purchaser in connection with any Transaction Document, or any transaction contemplated thereby, taken as a whole, is true and accurate in all material respects (and is not incomplete by omitting any information necessary to prevent such information from being materially misleading).

(g) No Actions, Suits. Except for such proceedings as are described in the Initial Collection Agent’s most recent Quarterly Report on Form 10-Q filed with the Securities Exchange Commission, there are no actions, suits or other proceedings (including matters relating to environmental liability) pending or threatened against or affecting the Seller, any Seller Entity or any Subsidiary, or any of their respective properties, that (i) have a reasonable likelihood of an adverse outcome and, if adversely determined (individually or in the aggregate), can reasonably be expected to have a material adverse effect on the financial condition of the Seller or the Parent and its Subsidiaries, taken as a whole, or on the collectibility of a material portion of the Receivables or (ii) involve any Transaction Document or any transaction contemplated thereby. None of the Seller, any Seller Entity or any Subsidiary is in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation is reasonably likely to have a material adverse effect upon (i) the financial condition of the Seller, the Seller Entities and the Subsidiaries taken as a whole or (ii) the collectibility of a material portion of the Receivables.

(h) No Material Adverse Effect. There has been no Material Adverse Effect since December 28, 2008 in the collectibility of a material portion of the Receivables or the (i) financial condition, business, operations or prospects of the Seller or of the Parent and its Subsidiaries, taken as a whole, or (ii) ability of the Seller or any Seller Entity to perform its obligations under any Transaction Document.

(i) Accuracy of Exhibits; Lock-Box Arrangements. All information on Exhibits D-F (listing offices and names of the Seller and the Originators and where they maintain Records; the Subsidiaries; and Lock Boxes) is true and complete in all material respects, subject to any changes permitted by, and notified to the Agent in accordance with, Article V. None of the Seller’s or Originators’ locations (including without limitation their respective chief executive offices and principal places of business) has changed within the past 12 months (or such shorter period as the Seller has been in existence). Neither the Seller nor any Originator has used any corporate, fictitious or trade name other than a name set forth of Exhibit D. Exhibit D lists the federal employer identification numbers of the Seller and the Originators. The Seller has delivered (or will deliver within 30 days after the effective date of this Agreement) a copy of all Lock-Box Agreements to the Agent. The Seller has not granted any interest in any Lock-Box or Lock-Box Account to any Person other than the Agent and, upon delivery to a Lock-Box Bank of the related Lock-Box Letter, the Agent will have exclusive ownership and control of the Lock-Box Account at such Lock-Box Bank.

(j) Sales by the Originators. Each sale by the Originators to the Seller of an interest in Receivables and their Collections has been made in accordance with the terms of the Purchase Agreement, including the payment by the Seller to the Originators of the purchase price described in the Purchase Agreement. Each such sale has been made for “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and not for or on account of “antecedent debt” (as such term is used in Section 547 of the Bankruptcy Code) owed by the Originators to the Seller.

(k) Eligible Receivables. Each Receivable listed on the Periodic Report as part of the Eligible Receivables Balance was an Eligible Receivable as of the date of such Periodic Report.

(l) Use of Proceeds. No proceeds of any Purchase will be used for the purpose which violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

(m) Not an Investment Company. No Seller Entity is an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time, or any successor statute.

ARTICLE V

COVENANTS

Section 5.1. Covenants of the Seller. The Seller hereby covenants and agrees to comply with the following covenants and agreements, unless the Agent (with the consent of the Instructing Group) shall otherwise consent:

(a) Financial Reporting. The Seller will maintain a system of accounting established and administered in accordance with GAAP and will furnish to the Agent and each Purchaser:

(i) Annual Financial Statements. Within 90 days after each fiscal year of the Parent, a copy of Parent’s annual audited financial statements (including a consolidated balance sheet, consolidated statement of income and retained earnings and statement of cash flows, with related footnotes) certified by Deloitte & Touche LLP or other independent certified public accountants of national standing and prepared on a consolidated basis in conformity with GAAP;

(ii) Quarterly Financial Statements. Within 45 days after each (except the last) fiscal quarter of each fiscal year of the Parent, copies of its unaudited financial statements (including at least a consolidated balance sheet as of the close of such quarter and statements of income and cash flows for the period from the beginning of the fiscal year to the close of such quarter) certified by a Designated Financial Officer and prepared in a manner consistent with the financial statements described in part (A) of clause (i) of this Section 5.l(a);

(iii) Officer’s Certificate. Each time financial statements are furnished pursuant to clause (i) or (ii) of this Section 5.1(a), a compliance certificate (in substantially the form of Exhibit G) signed by a Designated Financial Officer, dated the date of such financial statements;

(iv) Public Reports. Promptly upon becoming available, a copy of each report or proxy statement filed by the Parent with the Securities Exchange Commission or any securities exchange; and

(v) Other Information. With reasonable promptness, such other information (including non-financial information) as may be reasonably requested by the Agent or any Purchaser (with a copy of such request to the Agent).

(b) Notices. Immediately upon becoming aware of any of the following the Seller will notify the Agent and provide a description of:

(i) Potential Termination Events. The occurrence of any Potential Termination Event;

(ii) Representations and Warranties. The failure of any representation or warranty herein to be true (when made or at any time thereafter) in any material respect;

(iii) Downgrading. The downgrading, withdrawal or suspension of any rating by any rating agency of any indebtedness of any Seller Entity;

(iv) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding reasonably likely to be material to any Seller Entity or the collectibility or quality of a material portion of the Receivables;

(v) Judgments. The entry of any judgment, award or decree against any Seller Entity if the aggregate amount of all unsatisfied and unstayed judgments then outstanding against the Seller, the Seller Entities and the Subsidiaries exceeds $1,000,000 or the entry of a judgment, award or decree against the Seller;

(vi) Changes in Business. Any change in the character of any Seller Entity’s business that is reasonably expected to impair the collectibility or quality of any material portion of the Receivables; or

(vii) Breach of Purchase Agreement. Any material breach or default by the Originators under the Purchase Agreement.

If the Agent receives such a notice, the Agent shall promptly give notice thereof to each Purchaser.

(c) Conduct of Business. The Seller will perform all actions necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of incorporation and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business.

(d) Compliance with Laws. The Seller will comply with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which such Person or any Receivable, any Related Security or Collection may be subject, except to the extent non-compliance will not have a material adverse effect on (i) the collectibility of the Receivables, or (ii) the financial condition, business or operations of Parent and its Subsidiaries, taken as a whole.

(e) Furnishing Information and Inspection of Records. The Seller will furnish to the Agent and the Purchasers such information concerning the Receivables and the Related Security as the Agent or a Purchaser may reasonably request. The Seller will, and will cause the Originators to, permit, at any time during regular business hours, upon reasonable advance notice, the Agent or any Purchaser (or any representatives thereof) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Seller and the Originators for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the Seller’s or the Originators’ officers, directors, employees or independent public accountants having knowledge of such matters. Once during each calendar year or at any time after the occurrence and during the continuation of a Termination Event or a Potential Termination Event relating to a Termination Event described in clause (f) of the definition thereof, the Agent may (at the expense of the Seller) have an independent public accounting firm conduct an audit of the Records or make test verifications of the Receivables and Collections.

(f) Keeping Records. (i) The Seller will, and will cause the Originators to, have and maintain (A) administrative and operating procedures (including an ability to recreate Records if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each new Receivable and all Collections of, and adjustments to, each existing Receivable). The Seller will give the Agent prior notice of any material change in such administrative and operating procedures.

(ii) The Seller will, (A) at all times from and after the date hereof, clearly and conspicuously mark its computer and master data processing books and records with a legend describing the Agent’s and the Purchasers’ interest in the Receivables and the Collections and (B) upon the request of the Agent after a Termination Event, so mark each contract relating to a Receivable and deliver to the Agent all such contracts (including all multiple originals of such contracts), with any appropriate endorsement or assignment, or segregate (from all other receivables then owned or being serviced by the Seller) the Receivables and all contracts relating to each Receivable and hold in trust and safely keep such contracts so legended in separate filing cabinets or other suitable containers at such locations as the Agent may specify.

(g) Perfection. (i) The Seller will, and will cause each Originator to, at its expense, within ten (10) Business Days of the date of this Agreement execute and deliver all instruments and documents and take all action necessary or reasonably requested by the Agent (including the filing of financing or continuation statements, amendments thereto or assignments thereof) to enable the Agent to exercise and enforce all its rights hereunder and to vest and maintain vested in the Agent a valid, first priority perfected security interest in the Receivables, the Collections, the Related Security, the Purchase Agreement, the Lock-Box Accounts and proceeds thereof free and clear of any Adverse Claim (other than the Seller’s interest therein) and a perfected ownership interest in the Receivables and Collections to the extent of the Sold Interest. The Agent will be permitted to file any continuation statements, amendments thereto and assignments thereof without the Seller’s signature. The Seller hereby appoints the Agent as its designee to sign and file any continuation statements, amendments thereto and assignments thereof against each Seller Entity.

(ii) The Seller will, and will cause each Originator to, only change its name, identity structure or relocate its jurisdiction of organization or chief executive office or the Records following thirty (30) days advance written notice to the Agent and the delivery to the Agent of all financing statements, instruments and other documents (including direction letters) requested by the Agent.

(iii) Each of the Seller and each Originator (other than the Canadian Originators) will at all times maintain its chief executive offices and each Originator will maintain its jurisdiction of organization within a jurisdiction in the USA in which Article 9 of the UCC is in effect. The Canadian Originators will maintain their jurisdictions of organization and chief executive offices in the Province of Canada in which they are currently located. If the Seller or any Originator moves its chief executive office to a location that imposes Taxes, fees or other charges to perfect the Agent’s and the Purchasers’ interests hereunder or the Seller’s interests under the Purchase Agreement, the Seller will pay all such amounts and any other costs and expenses incurred in order to maintain the enforceability of the Transaction Documents, the Sold Interest and the interests of the Agent and the Purchasers in the Receivables, the Related Security, Collections, Purchase Agreement and Lock-Box Accounts.

(h) Performance of Duties. The Seller will perform its respective duties or obligations in accordance with the provisions of each of the Transaction Documents. The Seller will (at its expense) (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable, (ii) comply in all material respects with the Credit and Collection Policy, and (iii) refrain from any action that may materially impair the rights of the Agent or the Purchasers in the Receivables, the Related Security, Collections, Purchase Agreement or Lock-Box Accounts.

(i) Payments on Receivables, Accounts. The Seller will at all times instruct all Obligors to deliver payments on the Receivables to a Lock-Box or Lock-Box Account. If any such payments or other Collections are received by the Seller or any Originator, it shall hold such payments in trust for the benefit of the Agent and the Purchasers and promptly (but in any event within two Business Days after receipt) remit such funds into a Lock-Box Account. The Seller will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Letter. The Seller will not permit the funds of any Affiliate to be deposited into any Lock-Box Account. If such funds are nevertheless deposited into any Lock-Box Account, the Seller will promptly identify and separate such funds for segregation. The Seller will not commingle Collections or other funds to which the Agent or any Purchaser is entitled with any other funds. The Seller shall only add, and shall only permit the Originators to add, a Lock-Box Bank, Lock-Box, or Lock-Box Account to those listed on Exhibit E if the Agent has received notice of and has consented to such addition, a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Letter substantially in the form of Exhibit F (with such changes as are acceptable to the Agent) from any new Lock-Box Bank. The Seller shall only terminate a Lock-Box Bank or Lock-Box, or close a Lock-Box Account, upon 30 days advance notice to the Agent.

(j) Sales and Adverse Claims Relating to Receivables. Except as otherwise provided herein, the Seller will not (by operation of law or otherwise) dispose of or otherwise transfer, or create or suffer to exist any Adverse Claim upon, any Receivable or any proceeds thereof.

(k) Extension or Amendment of Receivables. Except as otherwise permitted in Section 3.2(b) and then subject to Section 1.5, the Seller will not extend, amend, rescind or cancel any Receivable.

(l) Change in Business or Credit and Collection Policy. The Seller will not make any material change in the character of its business and will not make any material adverse change to the Credit and Collection Policy.

(m) Certain Agreements. The Seller will not amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of Seller’s certificate of incorporation or by laws.

(n) Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or the Subordinated Notes, or (iii) form any Subsidiary or make any investments in any other Person; provided, however, that the Seller shall be permitted to incur minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.).

(o) Nonconsolidation. The Seller will operate in such a manner that the separate corporate existence of the Seller and each Seller Entity and Affiliate thereof would not be disregarded in the event of the bankruptcy or insolvency of any Seller Entity and Affiliate thereof and, without limiting the generality of the foregoing:

(i) the Seller will not engage in any activity other than those activities expressly permitted under the Seller’s organizational documents and the Transaction Documents, nor will the Seller enter into any agreement other than this Agreement, the other Transaction Documents to which it is a party and, with the prior written consent of the Agent, any other agreement necessary to carry out more effectively the provisions and purposes hereof or thereof;

(ii) the Seller will maintain a business office separate from that of each of the Seller Entities and the Affiliates thereof (which office may be located within the physical premises of the Parent pursuant to an arms’ length agreement);

(iii) the Seller will cause the financial statements and books and records of the Seller to reflect the separate corporate existence of the Seller;

(iv) the Seller will not, except as otherwise expressly permitted hereunder, under the other Transaction Documents and under the Seller’s organizational documents, authorize any Seller Entity or Affiliate thereof to (A) pay the Seller’s expenses, (B) guarantee the Seller’s obligations, or (C) advance funds to the Seller for the payment of expenses or otherwise except that Parent may make contributions to the capital of Seller; and

(v) the Seller will not act as agent for any Seller Entity or Affiliate, but instead will present itself to the public as a corporation separate from each such Person and independently engaged in the business of purchasing and financing Receivables.

(p) Mergers, Consolidations and Acquisitions. The Seller will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person (whether directly by purchase, lease or other acquisition of all or substantially all of the assets of such Person or indirectly by purchase or other acquisition of all or substantially all of the capital stock of such other Person) other than the acquisition of the Receivables and Related Security pursuant to the Purchase Agreement.

(q) Payments on Subordinated Notes. Subject to the provisions of Section 9 of each Subordinated Note, the Seller may make payments on the Subordinated Notes at any time from Collections not comprising part of the Sold Interest in Collections. Subject to the provisions of Section 9 of the Subordinated Notes, the Seller may make payments on the Subordinated Notes from Collections comprising part of the Sold Interest in Collections, but only after paying (i) all amounts due to the Agent and Purchasers hereunder on or prior to the immediately succeeding Settlement Date, if such payments on the Subordinated Notes are to be made prior to the occurrence of a Termination Event (or Potential Termination Event described in clause (b) or (e) of the definition of Termination Event), or, (ii) after paying all amounts owing (whether or not due) to the Agent and the Purchasers hereunder if such payments on the Subordinated Notes are to be made after the occurrence of a Termination Event (or after the occurrence of a Potential Termination Event described in clause (b) or (e) of the definition of Termination Event).

Section 5.2. Covenants of the Collection Agent. The Collection Agent hereby covenants and agrees to comply with the following covenants and agreements, unless the Agent (with the consent of the Instructing Group) shall otherwise consent:

(a) Performance of Duties. The Collection Agent will perform its respective duties or obligations in accordance with the provisions of each of the Transaction Documents. The Collection Agent will (at its expense) (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable, (ii) comply in all material respects with the Credit and Collection Policy, and (iii) refrain from any action that could reasonably be expected to materially impair the rights of the Agent or the Purchasers in the Receivables, the Related Security, Collections, Purchase Agreement or Lock-Box Accounts.

(b) Payments on Receivables, Accounts. The Collection Agent will at all times instruct all Obligors or Seller to deliver payments on the Receivables (including Deemed Collections remitted by the Seller to the Collection Agent) to a Lock-Box or Lock-Box Account. If any such payments or other Collections are received by the Collection Agent or any Originator, it shall hold such payments in trust for the benefit of the Agent and the Purchasers and promptly (but in any event within two Business Days after receipt) remit such funds into a Lock-Box Account. The Collection Agent will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Letter. The Collection Agent will not permit the funds of any Affiliate to be deposited into any Lock-Box Account. If such funds are nevertheless deposited into any Lock-Box Account, the Collection Agent will promptly identify and separate such funds for segregation. The Collection Agent will not commingle Collections or other funds to which the Agent or any Purchaser is entitled with any other funds. The Collection Agent shall only add, and shall only permit the Originators to add, a Lock-Box Bank, Lock-Box, or Lock-Box Account to those listed on Exhibit E if the Agent has received notice of such addition, a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Letter substantially in the form of Exhibit F (with such changes as are acceptable to the Agent) from any new Lock-Box Bank. The Collection Agent shall only terminate a Lock-Box Bank or Lock-Box, or close a Lock-Box Account, upon 30 days advance notice to the Agent.

ARTICLE VI

INDEMNIFICATION

Section 6.1. Indemnities by the Seller. Without limiting any other rights any Person may have hereunder or under applicable law, the Seller hereby indemnifies and holds harmless, on an after-Tax basis, the Agent and each Purchaser and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including attorneys’ fees and court costs) (all of the foregoing collectively, the “Indemnified Losses”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b)), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Losses to the extent (a) a final judgment of a court of competent jurisdiction holds such Indemnified Losses resulted from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Seller or the Collection Agent for uncollectible Receivables, or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent or any Purchaser computed in accordance with the Intended Tax Characterization. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b) and (c) of the previous sentence, the Seller shall indemnify each Indemnified Party for Indemnified Losses relating to or resulting from:

(i) any representation or warranty made by the Seller, any Seller Entity or any Affiliate thereof or the Collection Agent (or any employee or agent of the Seller, any Seller Entity or any Affiliate thereof or the Collection Agent) under or in connection with this Agreement, any Periodic Report or any other information or report delivered by the Seller, any Seller Entity or the Collection Agent pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

(ii) the failure by the Seller to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation or the failure by the Seller to satisfy any of its obligations under any Transaction Document;

(iii) the failure of the Seller to vest and maintain vested in the Agent, for the benefit of the Purchasers, a perfected ownership or security interest in the Sold Interest and the property conveyed pursuant to Section 1.1 and Section 1.8, free and clear of any Adverse Claim;

(iv) any commingling of funds to which the Agent or any Purchaser is entitled hereunder with any other funds;

(v) any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Letter;

(vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(vii) any failure of the Seller or any Seller Entity, or any Affiliate of any thereof to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which it is a party;

(viii) any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b); or

(ix) any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents.

Section 6.2. Increased Cost and Reduced Return. If the adoption after the date hereof of any applicable law, rule or regulation, or any change therein after the date hereof, or any change after the date hereof in the interpretation or administration thereof by any Governmental Authority or Accounting Authority charged with the interpretation or administration thereof, or compliance by any Windmill Funding Source, the Agent or any Purchaser (collectively, the “Funding Parties”) with any request or directive (whether or not having the force of law) issued after the date hereof of any such Governmental Authority (a “Regulatory Change”) (a) subjects any Funding Party to any additional charge or withholding on or in connection with a Funding Agreement or this Agreement (collectively, the “Funding Documents”) or any Receivable, (b) changes the basis of taxation of payments to any of the Funding Parties of any amounts payable under any of the Funding Documents, other than any Taxes imposed on or measured by the net income of the Funding Party, (c) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or any credit extended by, any of the Funding Parties, (d) has the effect of reducing the rate of return on such Funding Party’s capital to a level below that which such Funding Party could have achieved but for such adoption, change or compliance (taking into consideration such Funding Party’s policies concerning capital adequacy) or (e) imposes any other condition, and the result of any of the foregoing is (x) to impose a cost on, or increase the cost to, any Funding Party of its commitment under any Funding Document or of purchasing, maintaining or funding any interest acquired under any Funding Document, (y) to reduce the amount of any sum received or receivable by, or to reduce the rate of return of, any Funding Party under any Funding Document or (z) to require any payment calculated by reference to the amount of interests held or amounts received by it hereunder, then, upon demand by the Agent, the Seller shall pay to the Agent for the account of the Person such additional amounts as will compensate the Agent or such Purchaser (or, in the case of Windmill, will enable Windmill to compensate any Windmill Funding Source) for such increased cost or reduction. Notwithstanding the foregoing, the Seller shall only be obligated to a Windmill Funding Source under this Section to the extent Windmill is obligated to reimburse the Windmill Funding Source for the applicable amount (it being understood that any limitations on recourse to Windmill for such amounts do not limit Windmill’s obligations for purposes of this Section) pursuant to the terms of a Funding Agreement.

Section 6.3. Other Costs and Expenses. The Seller shall pay to the Agent on demand all reasonable costs and expenses in connection with (a) the preparation, execution, delivery and administration (including amendments of any provision) of the Transaction Documents, (b) the sale of the Sold Interest, (c) the perfection of the Agent’s rights in the Receivables and Collections, (d) the enforcement by the Agent or the Purchasers of the obligations of the Seller under the Transaction Documents or of any Obligor under a Receivable and (e) the maintenance by the Agent of the Lock-Boxes and Lock-Box Accounts, including fees, costs and expenses of legal counsel for the Agent relating to any of the foregoing or, to advising the Agent and any Purchaser about its rights and remedies under any Transaction Document and all costs and expenses (including counsel fees and expenses) of the Agent and each Purchaser in connection with the enforcement of the Transaction Documents and in connection with the administration of the Transaction Documents following a Termination Event. The Seller shall reimburse the Agent and Windmill for the cost of the Agent’s or Windmill’s auditors (which may be employees of such Person) auditing the books, records and procedures of the Seller, provided however that the Seller shall only be responsible for the cost of (i) one such audit per calendar year prior to the occurrence of a Termination Event, and (ii) the costs of all such audits after the occurrence of a Termination Event. Except as limited above, the Seller shall reimburse Windmill on demand for all other costs and expenses incurred by Windmill to the extent attributable to implementing the Transaction Documents or the transactions contemplated thereby, including the cost of the Rating Agencies confirming that the execution, delivery, and performance of the Transaction Documents will not adversely affect the Ratings.

Section 6.4. Withholding Taxes. (a) All payments made by the Seller hereunder shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by the United States or Canada or any political subdivision or taxing authority thereof. If any such withholding is so required, the Seller shall make the withholding, pay the amount withheld to the appropriate authority before penalties attach thereto or interest accrues thereon and pay such additional amount as may be necessary to ensure that the net amount actually received by each Purchaser and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that Purchaser or the Agent (as the case may be) would have received had such withholding not been made; provided, however, that no such additional amounts shall be payable in respect of (i) any Taxes imposed on the net income of the Agent or Purchaser or franchise taxes imposed on the Agent or Purchaser by the jurisdiction under which the laws of which the Agent or Purchaser is organized or has its principal place of business or where it purchased its Purchase Interest or (ii) any Taxes imposed by reason of the Agent’s or Purchaser’s failure to comply with the provisions of Section 6.4(b). If the Seller pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Purchaser or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) promptly after the Seller’s receipt thereof.

(b) (i) Before the first date on which any amount is payable hereunder for the account of any Purchaser not incorporated under the laws of the USA such Purchaser shall deliver to the Seller and the Agent each two (2) duly executed and completed originals of United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form) certifying that such Purchaser is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes. Each such Purchaser shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Agent or the Seller. Before the first date on which any amount is payable hereunder for the account of any Purchaser incorporated under the laws of the USA such Purchaser shall deliver to the Seller and the Agent each two (2) duly executed and completed originals of United States Internal Revenue Service Form W-9 (or successor applicable form) certifying that such Purchaser is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes. Each such Purchaser shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Agent or the Seller.

(ii) The Purchaser agrees to comply, before the first date on which any amount is payable hereunder, with any certification, identification, documentation, reporting or other similar requirement if such compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of, deduction or withholding of any taxes for which the Seller is required to pay additional amounts pursuant to Section 6.4(a) hereof.

Section 6.5. Payments and Allocations. If any Person seeks compensation pursuant to this Article VI, such Person shall deliver to the Seller and the Agent a certificate setting forth the amount due to such Person, a description of the circumstance giving rise thereto and the basis of the calculations of such amount. Absent error, the Seller shall pay to the Agent (for the account of such Person) the amount shown as due on any such certificate within 10 Business Days after receipt of the notice.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1. Conditions to Closing. This Agreement shall become effective on the first date all conditions in this Section 7.1 are satisfied. On or before such date, the Seller shall deliver to the Agent the following documents in form, substance and quantity acceptable to the Agent:

(a) A certificate of the Secretary of PerkinElmer Sensors Inc. (“Sensors”) certifying (i) the resolutions of Sensors’ board of directors approving each Transaction Document to which it is a party, (ii) the name, signature, and authority of each officer who executes on Sensors’ behalf a Transaction Document (on which certificate the Agent and each Purchaser may conclusively rely until a revised certificate is received),

(iii) Sensors’ certificate or articles of incorporation, certified by the Secretary of State of its state of incorporation, (iv) a copy of Sensors’ by-laws and (v) good standing certificates issued by the Secretaries of State of each jurisdiction where Sensors has material operations.

(b) All instruments and other documents required, or deemed desirable by the Agent, to perfect the Agent’s first priority interest in the Receivables, Collections, the Purchase Agreement and the Lock-Box Accounts in all appropriate jurisdictions.

(c) UCC search reports against Sensors from all jurisdictions the Agent requests.

(d) Executed copies of (i) all consents and authorizations necessary in connection with the Transaction Documents, (ii) a Periodic Report covering the Settlement Period ended January 31, 2009 and (iii) each Transaction Document.

(e) Favorable opinions of counsel to Sensors covering such matters with respect to Sensors as Windmill or the Agent may request.

(f) Such other approvals, opinions or documents as the Agent or Windmill may request.

(g) All legal matters related to the Purchase are satisfactory to the Purchasers.

Section 7.2. Conditions to Each Purchase. The obligation of each Committed Purchaser to make any Purchase, and the right of the Seller to request or accept any Purchase, are subject to the conditions (and each Purchase shall evidence the Seller’s representation and warranty that clauses (a)-(e) of this Section 7.2 have been satisfied) that on the date of such Purchase before and after giving effect to the Purchase:

(a) no Potential Termination Event (or in the case of a Reinvestment Purchase, a Termination Event) shall then exist or shall occur as a result of the Purchase;

(b) the Liquidity Termination Date has not occurred;

(c) after giving effect to the application of the proceeds of such Purchase, (x) the outstanding Matured Aggregate Investment would not exceed the Aggregate Commitment and (y) the outstanding Aggregate Investment would not exceed the Purchase Limit;

(d) the representations and warranties of the Seller, the Originator and the Collection Agent contained herein or in any other Transaction Document are true and correct in all material respects on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then are true and correct as of such earlier date); and

(e) each of the Seller and each Seller Entity is in full compliance with the Transaction Documents (including all covenants and agreements in Article V).

Nothing in this Section 7.2 limits the obligations of each Committed Purchaser to Windmill (including the Transfer Agreement).

ARTICLE VIII

THE AGENT

Section 8.1. Appointment and Authorization. Each Purchaser hereby irrevocably designates and appoints The Royal Bank of Scotland plc (successor to ABN AMRO Bank N.V.) as the “Agent” under the Transaction Documents and authorizes the Agent to take such actions and to exercise such powers as are delegated to the Agent thereby and to exercise such other powers as are reasonably incidental thereto. The Agent shall hold, in its name, for the benefit of each Purchaser, the Purchase Interest of the Purchaser. The Agent shall not have any duties other than those expressly set forth in the Transaction Documents or any fiduciary relationship with any Purchaser, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Agent. The Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Agent ever be required to take any action which exposes the Agent to personal liability or which is contrary to the provision of any Transaction Document or applicable law.

Section 8.2. Delegation of Duties. The Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 8.3. Exculpatory Provisions. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any Purchaser for any action taken or omitted (i) with the consent or at the direction of the Instructing Group or (ii) in the absence of such Person’s gross negligence or willful misconduct. The Agent shall not be responsible to any Purchaser or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, any Seller Entity or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, any Seller Entity or any of their Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Article VII. The Agent shall not have any obligation to any Purchaser to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, any Seller Entity or any of their Affiliates.

Section 8.4. Reliance by Agent. The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document, other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Agent. The Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Purchasers, and assurance of its indemnification, as it deems appropriate.

Section 8.5. Assumed Payments. Unless the Agent shall have received notice from the applicable Purchaser before the date of any Incremental Purchase that such Purchaser will not make available to the Agent the amount it is scheduled to remit as part of such Incremental Purchase, the Agent may assume such Purchaser has made such amount available to the Agent when due (an “Assumed Payment”) and, in reliance upon such assumption, the Agent may (but shall have no obligation to) make available such amount to the appropriate Person. If and to the extent that any Purchaser shall not have made its Assumed Payment available to the Agent, such Purchaser and the Seller hereby agrees to pay the Agent forthwith on demand such unpaid portion of such Assumed Payment up to the amount of funds actually paid by the Agent, together with interest thereon for each day from the date of such payment by the Agent until the date the requisite amount is repaid to the Agent, at a rate per annum equal to the Federal Funds Rate plus 2%.

Section 8.6. Notice of Termination Events. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Termination Event unless the Agent has received notice from any Purchaser or the Seller stating that a Potential Termination Event has occurred hereunder and describing such Potential Termination Event. The Agent shall take such action concerning a Potential Termination Event as may be directed by the Instructing Group (or, if required for such action, all of the Purchasers), but until the Agent receives such directions the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Agent deems advisable and in the best interests of the Purchasers.

Section 8.7. Non-Reliance on Agent and Other Purchasers. Each Purchaser expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Seller or any Seller Entity, shall be deemed to constitute any representation or warranty by the Agent. Each Purchaser represents and warrants to the Agent that, independently and without reliance upon the Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the Seller Entities, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. The Agent shall deliver each month to any Purchaser that so requests a copy of the Periodic Report(s) received covering the preceding Settlement Period. Except for items specifically required to be delivered hereunder, the Agent shall not have any duty or responsibility to provide any Purchaser with any information concerning the Seller, any Seller Entity or any of their Affiliates that comes into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 8.8. Agent and Affiliates. The Agent and its Affiliates may extend credit to, accept deposits from and generally engage in any kind of business with the Seller, any Seller Entity or any of their Affiliates and, in its role as a Committed Purchaser, RBS may exercise or refrain from exercising its rights and powers as if it were not the Agent. The parties acknowledge that RBS acts as agent for Windmill and subagent for Windmill’s management company in various capacities, as well as providing credit facilities and other support for Windmill not contained in the Transaction Documents.

Section 8.9. Indemnification. Each Committed Purchaser shall indemnify and hold harmless the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller or any Seller Entity and without limiting the obligation of the Seller or any Seller Entity to do so), ratably in accordance with its Ratable Share from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction).

Section 8.10. Successor Agent. The Agent may, upon at least five (5) days notice to the Seller and each Purchaser, resign as Agent. Such resignation shall not become effective until a successor agent is appointed by an Instructing Group and has accepted such appointment. Upon such acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Agent’s resignation hereunder, the provisions of Article VI and this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Termination. Windmill shall cease to be a party hereto when the Windmill Termination Date has occurred, Windmill holds no Investment and all amounts payable to it hereunder have been indefeasibly paid in full. This Agreement shall terminate following the Liquidity Termination Date when no Investment is held by a Purchaser and all other amounts payable hereunder have been indefeasibly paid in full, but the rights and remedies of the Agent and each Purchaser under Article VI and Section 8.9 shall survive such termination.

Section 9.2. Notices. Unless otherwise specified, all notices and other communications hereunder shall be in writing (including by telecopier or other facsimile communication), given to the appropriate Person at its address or telecopy number set forth on the signature pages hereof or at such other address or telecopy number as such Person may specify, and effective when received at the address specified by such Person. Each party hereto, however, authorizes the Agent to act on telephone notices of Purchases and Discount Rate and Tranche Period selections from any person the Agent in good faith believes to be acting on behalf of the relevant party and, at the Agent’s option, to tape record any such telephone conversation. Each party hereto agrees to deliver promptly a confirmation of each telephone notice given or received by such party (signed by an authorized officer of such party), but the absence of such confirmation shall not affect the validity of the telephone notice. The number of days for any advance notice required hereunder may be waived (orally or in writing) by the Person receiving such notice.

Section 9.3. Payments and Computations. Notwithstanding anything herein to the contrary, any amounts to be paid or transferred by the Seller or the Collection Agent to, or for the benefit of, any Purchaser or any other Person shall be paid or transferred to the Agent (for the benefit of such Purchaser or other Person). The Agent shall promptly (and, if reasonably practicable, on the day it receives such amounts) forward each such amount to the Person entitled thereto and such Person shall apply the amount in accordance herewith. All amounts to be paid or deposited hereunder shall be paid or transferred on the day when due in immediately available Dollars (and, if due from the Seller or Collection Agent, by 11:00 a.m. (Chicago time), with amounts received after such time being deemed paid on the Business Day following such receipt). The Seller hereby authorizes the Agent to debit the Seller Account for application to any amounts owed by the Seller hereunder. The Seller shall, to the extent permitted by law, pay to the Agent upon demand, for the account of the applicable Person, interest on all amounts not paid or transferred by the Seller or the Collection Agent when due hereunder at a rate equal to the Prime Rate plus 2%, calculated from the date any such amount became due until the date paid in full. Any payment or other transfer of funds scheduled to be made on a day that is not a Business Day shall be made on the next Business Day, and any Discount Rate or interest rate accruing on such amount to be paid or transferred shall continue to accrue to such next Business Day. All computations of interest, fees, Discount and Funding Charges shall be calculated for the actual days elapsed based on a 360 day year.

Section 9.4. Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchasers in such recovery (as if such recovery were distributed pursuant to Section 2.3). If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 9.5. Right of Setoff. During a Termination Event, each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).

Section 9.6. Amendments. Except as otherwise expressly provided herein, no amendment or waiver hereof shall be effective unless signed by the Seller and the Instructing Group. In addition, no amendment of any Transaction Document shall, without the consent of (a) all the Committed Purchasers, (i) extend the Liquidity Termination Date or the date of any payment or transfer of Collections by the Seller to the Collection Agent or by the Collection Agent to the Agent, (ii) reduce the rate or extend the time of payment of Discount for any Eurodollar Tranche or Prime Tranche, (iii) reduce or extend the time of payment of any fee payable to the Committed Purchasers, (iv) except as provided herein, release, transfer or modify any Committed Purchaser’s Purchase Interest or change any Commitment, (v) amend the definition of Required Committed Purchasers, Instructing Group, Termination Event or Section 1.1, 1.2, 1.5, 2.1, 2.2, 2.3, 7.2 or 9.6, Article VI, or any provision of the Limited Guaranty, (vi) consent to the assignment or transfer by the Seller or the Originators of any interest in the Receivables other than transfers under the Transaction Documents or permit any Seller Entity to transfer any of its obligations under any Transaction Document except as expressly contemplated by the terms of the Transaction Documents, or (vii) amend any defined term relevant to the restrictions in clauses (i) through (vi) in a manner which would circumvent the intention of such restrictions or (b) the Agent, amend any provision hereof if the effect thereof is to affect the indemnities to, or the rights or duties of, the Agent or to reduce any fee payable for the Agent’s own account. Notwithstanding the foregoing, the amount of any fee or other payment due and payable from the Seller to the Agent (for its own account) or Windmill may be changed or otherwise adjusted solely with the consent of the Seller and the party to which such payment is payable. Any amendment hereof shall apply to each Purchaser equally and shall be binding upon the Seller, the Purchasers and the Agent.

Section 9.7. Waivers. No failure or delay of the Agent or any Purchaser in exercising any power, right, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy. Any waiver hereof shall be effective only in the specific instance and for the specific purpose for which such waiver was given. After any waiver, the Seller, the Purchasers and the Agent shall be restored to their former position and rights and any Potential Termination Event waived shall be deemed to be cured and not continuing, but no such waiver shall extend to (or impair any right consequent upon) any subsequent or other Potential Termination Event. Any additional Discount that has accrued after a Termination Event before the execution of a waiver thereof, solely as a result of the occurrence of such Termination Event, may be waived by the Agent at the direction of the Purchaser entitled thereto or, in the case of Discount owing to the Committed Purchasers, of the Required Committed Purchasers.

Section 9.8. Successors and Assigns; Participations; Assignments.

(a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, the Seller may not assign or transfer any of its rights or delegate any of its duties without the prior consent of the Agent and the Purchasers.

(b) Participations. Any Purchaser may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Purchaser hereunder and under the Transfer Agreement. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller and the Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder and under the Transfer Agreement. Each Participant shall be entitled to the benefits of Article VI and shall have the right of setoff through its participation in amounts owing hereunder and under the Transfer Agreement to the same extent as if it were a Purchaser hereunder and under the Transfer Agreement, which right of setoff is subject to such Participant’s obligation to share with the Purchasers as provided in Section 9.4. A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto or to the Transfer Agreement, except amendments described in clause (a) of Section 9.6.

(c) Assignments by Committed Purchasers. Any Committed Purchaser may assign to one or more financial institutions (“Purchasing Committed Purchasers”), acceptable to the Agent in its sole discretion, any portion of its Commitment as a Committed Purchaser hereunder and under the Transfer Agreement and Purchase Interest pursuant to a supplement hereto and to the Transfer Agreement (a “Transfer Supplement”) in form satisfactory to the Agent executed by each such Purchasing Committed Purchaser, such selling Committed Purchaser and the Agent. Prior to the occurrence of a Termination Event, any such assignment shall require the prior written consent of the Seller which shall not be unreasonably withheld. Any such assignment by a Committed Purchaser must be for an amount of at least Five Million Dollars. Each Purchasing Committed Purchaser shall pay a fee of Three Thousand Dollars to the Agent. Any partial assignment shall be an assignment of an identical percentage of such selling Committed Purchaser’s Investment and its Commitment as a Committed Purchaser hereunder and under the Transfer Agreement. Upon the execution and delivery to the Agent of the Transfer Supplement and payment by the Purchasing Committed Purchaser to the selling Committed Purchaser of the agreed purchase price, such selling Committed Purchaser shall be released from its obligations hereunder and under the Transfer Agreement to the extent of such assignment and such Purchasing Committed Purchaser shall for all purposes be a Committed Purchaser party hereto and shall have all the rights and obligations of a Committed Purchaser hereunder to the same extent as if it were an original party hereto and to the Transfer Agreement with a Commitment as a Committed Purchaser, any Investment and any related Assigned Windmill Settlement described in the Transfer Supplement.

(d) Replaceable Committed Purchasers. If any Committed Purchaser other than RBS (a “Replaceable Committed Purchaser”) shall (i) petition the Seller for any amounts under Section 6.2 or (ii) have a short-term debt rating lower than the “A-1” by S&P and “P-1” by Moody’s, the Seller or Windmill may designate a replacement financial institution (a “Replacement Committed Purchaser”) reasonably acceptable to the Agent and, prior to the occurrence of a Termination Event, consented to by the Seller (which consent shall not be unreasonably withheld) to which such Replaceable Committed Purchaser shall, subject to its receipt of an amount equal to its Investment, any related Assigned Windmill Settlement, and accrued Discount and fees thereon (plus, from the Seller, any Early Payment Fee that would have been payable if such transferred Investment had been paid on such date) and all amounts payable under Section 6.2, promptly assign all of its rights, obligations and Commitment hereunder and under the Transfer Agreement, together with all of its Purchase Interest, and any related Assigned Windmill Settlement, to the Replacement Committed Purchaser in accordance with Section 9.8(c).

(e) Assignment by Windmill. Each party hereto agrees and consents (i) to Windmill’s assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, the Windmill Purchase Interest and the Windmill Settlement and (ii) to the complete assignment by Windmill of all of its rights and obligations hereunder to RBS or any other Person, and upon such assignment Windmill shall be released from all obligations and duties hereunder to the extent accruing thereafter; provided, however, that Windmill may not, without the prior consent of the Required Committed Purchasers and, prior to the occurrence of a Termination Event, the Seller, which consent of the Seller shall not be unreasonably withheld, transfer any of its rights hereunder or under the Transfer Agreement unless the assignee (i) is a corporation whose principal business is the purchase of assets similar to the Receivables, (ii) has RBS as its administrative agent and (iii) issues commercial paper with credit ratings substantially identical to the Ratings. Windmill shall promptly notify each party hereto of any such assignment. Upon such an assignment of any portion of Windmill’s Purchase Interest and the Windmill Settlement, the assignee shall have all of the rights of Windmill hereunder relate to such Windmill Purchase Interest and Windmill Settlement.

(f) Opinions of Counsel. If required by the Agent or to maintain the Ratings, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Agent may reasonably request.

Section 9.9. Intended Tax Characterization. It is the intention of the parties hereto that, for the purposes of all Taxes, the transactions contemplated hereby shall be treated as a loan by the Purchasers (through the Agent) to the Seller that is secured by the Receivables (the “Intended Tax Characterization”). The parties hereto agree to report and otherwise to act for the purposes of all Taxes in a manner consistent with the Intended Tax Characterization.

Section 9.10. Confidentiality. The parties hereto agree to hold the Transaction Documents or any other confidential or proprietary information received in connection therewith in confidence and agree not to provide any Person with copies of any Transaction Document or such other confidential or proprietary information other than to (i) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys thereof, (ii) any prospective or actual assignee or participant which (in each case) has signed a confidentiality agreement containing provisions substantively identical to this Section, (iii) any rating agency, (iv) any surety, guarantor or credit or liquidity enhancer to the Agent or any Purchaser which (in each case) has signed a confidentiality agreement substantially in the form of the confidentiality agreement signed by the Agent prior to the date hereof, (v) Windmill’s administrator, management company, referral agents, issuing agents or depositaries or CP Dealers and (vi) Governmental Authorities with appropriate jurisdiction. Notwithstanding the above stated obligations, provided that the other parties hereto are given prior written notice of the intended disclosure or use, the parties hereto will not be liable for disclosure or use of such information which such Person can establish by tangible evidence: (i) was required by law, including pursuant to a valid subpoena or other legal process, provided, however, that the party proposing to make any disclosure will give any objecting party an adequate period of time within which to challenge in any appropriate forum the proposed disclosure, (ii) was in such Person’s possession or known to such Person prior to receipt or (iii) is or becomes known to the public through disclosure in a printed publication (without breach of any of such Person’s obligations hereunder).

Section 9.11. Agreement Not to Petition. Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for Windmill, not, prior to the date which is one (1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause Windmill to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against Windmill under any federal or state bankruptcy, insolvency or similar law (including the Federal Bankruptcy Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for Windmill, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of Windmill. The provisions of this Section 9.11 will survive the termination of this Agreement.

Section 9.12. Excess Funds. Notwithstanding any provisions contained in this Agreement to the contrary, Windmill shall not, and shall not be obligated to, pay any amount pursuant to this Agreement unless (i) Windmill has received funds which may be used to make such payment and which funds are not required to repay its commercial paper notes when due and (ii) after giving effect to such payment, either (x) Windmill could issue commercial paper notes to refinance all of its outstanding commercial paper notes (assuming such outstanding commercial paper notes matured at such time) in accordance with the program documents governing Windmill’s securitization program or (y) all of Windmill’s commercial paper notes are paid in full. Any amount which Windmill does not pay pursuant to the operation of the preceding sentence will not constitute a claim (as defined in §101 of the United States Bankruptcy Code) against or corporate obligation of Windmill for any such insufficiency unless and until Windmill satisfies the provisions of clauses (i) and (ii) above. The provisions of this Section 9.12 shall not affect the obligations of the Committed Purchasers. The provisions of this Section 9.12 will survive the termination of this Agreement.

Section 9.13. No Recourse. The obligations of Windmill, its management company, its administrator and its referral agents (each a “Program Administrator”) under any Transaction Document or other document (each, a “Program Document”) to which a Program Administrator is a party are solely the corporate obligations of such Program Administrator and no recourse shall be had for such obligations against any Affiliate, director, officer, member, manager, employee, attorney or agent of any Program Administrator.

Section 9.14. Headings; Counterparts. Article and Section Headings in this Agreement are for reference only and shall not affect the construction of this Agreement. This Agreement may be executed by different parties on any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same agreement.

Section 9.15. Cumulative Rights and Severability. All rights and remedies of the Purchasers and Agent hereunder shall be cumulative and non-exclusive of any rights or remedies such Persons have under law or otherwise. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting such provision in any other jurisdiction.

Section 9.16. Governing Law; Submission to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS. THE SELLER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS AND OF ANY ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF, OR RELATING TO, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. The Seller hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum. Nothing in this Section 9.16 shall affect the right of the Agent or any Purchaser to bring any action or proceeding against the Seller or its property in the courts of other jurisdictions.

Section 9.17. WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, OR IN CONNECTION WITH, ANY TRANSACTION DOCUMENT OR ANY MATTER ARISING THEREUNDER.

Section 9.18. Third Party Beneficiaries. Each Collection Agent Indemnified Party, Indemnified Party and Funding Party that is not a party to this Agreement is a third party beneficiary (each a “Named Beneficiary”) of this Agreement with a right to enforce the provisions of this Agreement that inure to its benefit. Any amendment or waiver of this Agreement executed and delivered pursuant to Section 9.6 is binding on such Named Beneficiaries. This Agreement is not intended to, nor may it be deemed to, create any rights of enforcement in any Persons that are neither signatories to this Agreement nor Named Beneficiaries.

Section 9.19. Entire Agreement. The Transaction Documents constitute the entire understanding of the parties thereto concerning the subject matter thereof. Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superseded thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

THE ROYAL BANK OF SCOTLAND PLC (SUCCESSOR TO ABN AMRO Bank N.V.), as the Agent			THE ROYAL BANK OF SCOTLAND PLC (SUCCESSOR TO ABN AMRO Bank N.V.), as the Committed Purchaser

By	/s/ David Viney		By	/s/ David Viney
	Title	Managing Director		Title	Managing Director

By				By
	Title ___________________________________________				Title ___________________________________________
	Address:	Structured Finance,			Address:	Structured Finance,
		Asset Securitization				Asset Securitization
		540 West Madison Street Chicago, Illinois 60661				540 West Madison Street Chicago, Illinois 60661
		Attention:	Purchaser Agent– Windmill			Attention:	Administrator- Windmill
	Telephone:	(312) 338-3491			Telephone:	(312) 338-3491
	Telecopy:	(312) 338-0140			Telecopy:	(312) 338-0140

WINDMILL FUNDING CORPORATION

By	/s/ Jill A. Russo
	Title	Vice President

Address:	c/o Global Securitization Services, LLC
68 South Service Road, Suite 120
Melville, New York 11747
	Attention:	Frank B. Bilotta
Telephone:	(212) 302-8331
Telecopy:	(212) 302-8767

PERKINELMER RECEIVABLES COMPANY, as Seller

By	/s/ David C. Francisco
	Title	David C. Francisco, Treasurer

Address:	940 Winter Street
Waltham, Massachusetts 02451
	Attention:	President
Telephone:	(781) 663-5791
Telecopy:	(781) 663-5970

PERKINELMER, INC., as Initial Collection Agent

By	/s/ John L. Healy
	Title	John L. Healy, Vice President

Address:	940 Winter Street
Waltham, Massachusetts 02451
	Attention:	President
Telephone:	(781) 663-6900
Telecopy:	(781) 663-5969

SCHEDULE I

DEFINITIONS

The following terms have the meanings set forth, or referred to, below:

“Accounting Authority” means any accounting board or authority (whether or not part of a government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Adjusted Dilution Ratio” at any time means the 12-month rolling average of the Dilution Ratio for the 12 Settlement Periods then most recently ended.

“Adverse Claim” means, for any asset or property of a Person, a lien, security interest, charge, mortgage, pledge, hypothecation, assignment or encumbrance, or any other right or similar claim, in, of or on such asset or property in favor of any other Person, except those created by the Transaction Documents.

“Affiliate” means, for any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, “control” means the power, directly or indirectly, to either (i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of a Person or (ii) cause the direction of the management and policies of a Person.

“Agent” is defined in the first paragraph hereof.

“Agent’s Account” means the account designated to the Seller and the Purchasers by the Agent.

“Aggregate Commitment” means $51,000,000, as such amount may be reduced pursuant to Section 1.6.

“Aggregate Investment” means the sum of the Investments of all Purchasers.

“Aggregate Reserve” means, at any time at which such amount is calculated, the sum of the Loss Reserve, Dilution Reserve and Discount Reserve.

“Assigned Windmill Settlement” is defined in the Transfer Agreement.

“Bankruptcy Event” means, for any Person, that (a) such Person makes a general assignment for the benefit of creditors or any proceeding is instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors and, if instituted against such Person, such proceeding remains undismissed and unstayed for a period of 30 days, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or such Person generally does not pay its debts as such debts become due or admits in writing its inability to pay its debts generally or (b) such Person takes any corporate action to authorize any such action.

“Business Day” means any day other than (a) a Saturday, Sunday or other day on which banks in New York City, New York or Chicago, Illinois are authorized or required to close, (b) a holiday on the Federal Reserve calendar and, (c) solely for matters relating to a Eurodollar Tranche, a day on which dealings in Dollars are not carried on in the London interbank market.

“Canadian Originator” means PerkinElmer Canada, Inc.

“Change in Control” means that (a) any person or group of persons shall have acquired beneficial ownership of more than 50% of the outstanding Voting Shares of the Parent (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder), or (b) during any period of 12 consecutive months, commencing before or after the date of this Agreement, individuals who on the first day of such period were directors of the Parent (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office) cease to constitute a majority of the Board of Directors of the Parent.

“Charge-Off” means any Receivable that has or should have been (in accordance with the Credit and Collection Policy) charged off or written off, for credit reasons by the Seller.

“Charge-Off Ratio” means, for any Settlement Period, the ratio (expressed as a percentage) of the outstanding balance of Charge-Offs made during such Settlement Period to the aggregate amount of Collections during such Settlement Period.

“Collection” means any amount paid, or deemed paid, on a Receivable or by the Seller as a Deemed Collection under Section 1.5(b).

“Collection Agent” is defined in Section 3.1(a).

“Collection Agent Fee” is defined in Section 3.6.

“Collection Agent Replacement Event” shall occur upon the giving of written notice by Agent to Seller after any one or more of the following has occurred (except that such event is automatic if attributable to (e) below):

(a) the Collection Agent fails to turn over Collections or make any payment or transfer of funds in each case for purposes of reducing Aggregate Net Investment when required to do so pursuant to the terms of this Agreement;

(b) the Collection Agent (or any sub-collection agent) fails to observe or perform (i) any covenant set forth in Section 3.2(d) or 3.3 or (ii) any other material term, covenant or agreement under any Transaction Document and in the case of clause (ii) any, such failure continues for five Business Days after notice from the Agent;

(c) any written representation, warranty, certification or statement made by the Collection Agent in, or pursuant to, any Transaction Document proves to have been incorrect in any material adverse respect when made;

(d) the Collection Agent suffers a Bankruptcy Event; or

(e) for so long as the Collection Agent is an Affiliate of the Seller, a Termination Event.

“Commitment” means, for each Committed Purchaser, the amount set forth on Schedule II, as adjusted in accordance with Sections 1.6 and 9.8.

“Committed Purchasers” is defined in Section 1.1(b).

“CP Dealer” means, at any time, each Person Windmill then engages as a placement agent or commercial paper dealer.

“CP Discount” means, for any Discount Period, the amount of interest or discount accrued, during such Discount Period on all the outstanding commercial paper, or portion thereof, issued by Windmill to fund its Investment, including all dealer commissions and other costs of issuing commercial paper, whether any such commercial paper was issued specifically to fund such Investment or is allocated, in whole or in part, to such funding.

“CP Rate” means, for any CP Tranche Period, a rate per annum equal to the weighted average of the rates at which commercial paper notes having a term equal to such CP Tranche Period may be sold by any CP Dealer selected by Windmill, as agreed between each such CP Dealer and Windmill. If such rate is a discount rate, the CP Rate shall be the rate resulting from Windmill’s converting such discount rate to an interest-bearing equivalent rate. If Windmill determines that it is not able, or that it is impractical, to issue commercial paper notes for any period of time, then the CP Rate shall be the Prime Rate. The CP Rate shall include all costs and expenses to Windmill of issuing the related commercial paper notes, including all dealer commissions and note issuance costs in connection therewith.

“Credit and Collection Policy” means the credit and collection policies and practices of each Originator relating to Receivables attached hereto as Exhibit H, as the same may be amended from time to time with the consent of the Agent.

“Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of August 13, 2007, as amended, among the Parent, Wallac Oy and certain other subsidiaries as Borrowers the lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender, and L/C Issuer, Citibank Global Markets Inc. and HSBC Bank USA, National Association, as Co-Syndication Agents, ABN AMRO Bank N.V. and Deutsche Bank Securities Inc., as Co-Documentation Agents and Banc of America Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Book Managers.

“Credit Sales” means, for any period of determination, the aggregate amount of trade receivables with credit terms of any kind originated by the Originator during such period.

“Deemed Collections” is defined in Section 1.5(c).

“Default Ratio” means, a fraction (expressed as a percentage), for the Settlement Period, the numerator of which is the aggregate outstanding balance as of the end of such Settlement Period of all Defaulted Receivables plus the aggregate outstanding balance as of the end of such Settlement Period of all Charge-Offs, occurring prior to becoming a Defaulted Receivable, and the denominator of which is the amount of sales generated during the month that ended four months prior to the last day of such Settlement Period.

“Defaulted Receivable” means any Receivable (a) on which any amount is unpaid between 91-120 days past its original due date or (b) the Obligor on which has suffered a Bankruptcy Event.

“Delinquency Ratio” means, the ratio (expressed as a percentage), for any Settlement Period of (a) the aggregate outstanding balance of all Delinquent Receivables as of the end of such Settlement Period to (b) the sum of the aggregate outstanding balance of all Receivables (other than Receivables for which no invoice has been issued) as of the end of such Settlement Period.

“Delinquent Receivable” means any Receivable (other than a Charge-Off) on which any amount is unpaid more than 91 days past its original due date.

“Designated Financial Officer” means the Controller, the Assistant Controller, Treasurer, Assistant Treasurer, any Vice President or the President of the Seller or the relevant Seller Entity, as applicable.

“Dilution” means, for any Settlement Period, the amount Deemed Collections deemed to be received during such Settlement Period pursuant to Section 1.5(b).

“Dilution Horizon Ratio” means for any Settlement Period, an amount calculated by dividing (a) cumulative Credit Sales generated during the current and immediately prior Settlement Periods by (b) the Eligible Receivables Balance as of the end of such Settlement Period.

“Dilution Ratio” means, for any Settlement Period, a fraction (expressed as a percentage), the numerator of which is the total amount of Dilutions during such Settlement Period, and the denominator of which is the amount of Credit Sales generated during the prior Settlement Period.

“Dilution Reserve” means, for any period, the product of (a) the greater of (i) 10% and (ii) the product of (A) the sum of (1) the amount obtained by multiplying 2.5 times the Adjusted Dilution Ratio as of the end of such period plus (2) the Dilution Volatility Component as of the last day of such period, multiplied by (B) the Dilution Horizon Ratio for the last calendar month during such period, multiplied by (b) the Eligible Receivables Balance as of the last day of such period.

“Dilution Volatility Component” means, as of any Settlement Date, an amount (expressed as a percentage) equal to the product of (i) the difference between (a) the highest one Dilution Ratio for any calendar month ending during the preceding 12 Settlement Periods and (b) the Adjusted Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the amount calculated in (i)(a) of this definition and the denominator of which is equal to the amount calculated in (i)(b) of this definition.

“Discount” means, for any Tranche Period, (a) the product of (i) the Discount Rate for such Tranche Period, (ii) the total amount of Investment allocated to the Tranche Period, and (iii) the number of days elapsed during such Tranche Period divided by (b) 360.

“Discount Period” means, with respect to any Settlement Date or the Liquidity Termination Date, the period from and including the preceding Settlement Date (or if none, the date that the first Incremental Purchase is made hereunder) to but not including such Settlement Date or Liquidity Termination Date, as applicable.

“Discount Rate” means, (i) for any Tranche Period relating to a CP Tranche, the CP Rate applicable thereto, (ii) for any Tranche Period relating to a Eurodollar Tranche, the Eurodollar Rate applicable thereto and (iii) for any Tranche Period relating to a Prime Tranche, the Prime Rate applicable thereto.

“Discount Reserve” means, at any time, the product of (a) 1.5, (b) the rate announced by RBS as its “Prime Rate” (which may not be its best or lowest rate) plus 2.00%, (c) Aggregate Investment, (d) a fraction, the numerator of which is the average Turnover Ratio for the most recent three Settlement Periods and the denominator of which is 360.

“Dollar” and “$” means lawful currency of the United States of America.

“Early Payment Fee” means, if any Investment of a Purchaser allocated (or, in the case of a requested Purchase not made by the Committed Purchasers for any reason other than their improper acts or omissions, scheduled to be allocated) to a Tranche Period for a CP Tranche or Eurodollar Tranche is reduced or terminated before the last day of such Tranche Period with the effect that Discount then ceases to accrue on the amount reduced or terminated (the amount of Investment so reduced or terminated being referred to as the “Prepaid Amount”), the cost to the relevant Purchaser of terminating or reducing such Tranche, which (a) for a CP Tranche means any compensation payable in prepaying the related commercial paper or, if not prepaid, any shortfall between the amount that will be available to Windmill on the maturity date of the related commercial paper from reinvesting the Prepaid Amount in Permitted Investments and the Face Amount of such commercial paper and (b) for a Eurodollar Tranche will be determined based on the difference between the LIBOR applicable to such Tranche and the LIBOR applicable for a period equal (or as close as possible) to the remaining maturity of the Tranche on the date the Prepaid Amount is received.

“Eligible Receivable” means, at any time, any Receivable:

(i) the Obligor of which (a) is not an Affiliate of any of the parties hereto or any other Seller Entity; (b) has not suffered a Bankruptcy Event; (c) is a customer of the applicable Originator in good standing and (d) is not the Obligor of any Receivable that became a Charge-Off;

(ii) for which an invoice has been issued and which is stated to be due and payable within 60 days after the invoice therefor;

(iii) which is not a Delinquent Receivable; or a Charge-Off;

(iv) which is an “account” within the meaning of Section 9-102, respectively of the UCC of all applicable jurisdictions;

(v) which is denominated and payable only in Dollars in the USA or, with respect to Receivables originated by the Canadian Originator only, in Canada;

(vi) which arises under a contract, that is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim, defense or other Adverse Claim, and is not an executory contract or unexpired lease within the meaning of Section 365 of the Bankruptcy Code;

(vii) which arises under a contract that (a) contains an obligation to pay a specified sum of money and is subject to no contingencies, (b) does not require the Obligor under such contract to consent to the transfer, sale or assignment of the rights and duties of the applicable Originator under such contract after delivery of the goods in question, if such consent requirement is enforceable under the UCC, (c) does not contain a confidentiality provision that purports to restrict the assignability or enforcement by any assignee of the related Receivables or any Purchaser’s exercise of rights under this Agreement, including, without limitation, the right to review such contract and;

(viii) the invoice for which directs the payment be made to a Lock-Box or other collection account;

(ix) which does not, in whole or in part, contravene any law, rule or regulation applicable thereto (including, without limitation, those relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

(x) which satisfies all applicable requirements of the Credit and Collection Policy and was generated in the ordinary course of the applicable Originator’s business from the sale of goods or provision of services to a related Obligor solely by such Originator;

(xi) which does not represent an obligation to pay any sales tax; and

(xii) which is not a prebilled or unearned receivable;

(xiii) as to which an invoice has been issued and all (or the agreed part of) the relevant goods and services to which it relates have been delivered and performed (e.g., an agreed milestone has been reached) and all (or the agreed part of) the requirements of any contract related thereto concerning the nature, amount, quality, condition or delivery of the goods or services, or upon which payment of such Receivable may be dependent, have been fulfilled in all material respects, to the extent necessary to ensure that no facts or circumstances are known by the Originators by reason of which either: (i) there is any proceeding, set off, counterclaim or defense whatsoever in respect to any Receivable arising from such contract; or (ii) there has occurred any other material adverse effect on the outstanding balance, collectability or enforceability of any Receivable arising from such contract;

(xiv) a valid and binding ownership interest or first priority perfected security interest in which has been conveyed or granted by the Originators to the Seller under the Purchase Agreement free and clear of any Adverse Claim; and

(xv) in which, at all times following the transfer of an interest therein to the Agent, the Agent (on behalf of the Purchasers) will have a valid and binding ownership interest or first priority perfected security interest.

“Eligible Receivables Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Seller Entity within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Seller Entity or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001 (a) (2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Seller Entity or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer

Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Seller Entity or any ERISA Affiliate.

“Eurodollar Rate” means, for any Tranche Period for a Eurodollar Tranche, the sum of (a) LIBOR for such Tranche Period divided by 1 minus the “Reserve Requirement” plus (b) for Investment of a Committed Purchaser, the amount specified in the Fee Letter plus (c) during the pendency of a Termination Event, 2.00% for Investment of a Committed Purchaser; where “Reserve Requirement” means, for any Tranche Period for a Eurodollar Tranche, the maximum reserve requirement imposed during such Tranche Period on “eurocurrency liabilities” as currently defined in Regulation D of the Board of Governors of the Federal Reserve System.

“Face Amount” means the face amount of any Windmill commercial paper issued on a discount basis or, if not issued on a discount basis, the principal amount of such note and interest scheduled to accrue thereon to its stated maturity.

“Federal Funds Rate” means for any day the greater of (i) the highest rate per annum as determined by RBS at which overnight Federal funds are offered to RBS for such day by major banks in the interbank market, and (ii) if RBS is borrowing overnight funds from a Federal Reserve Bank that day, the highest rate per annum at which such overnight borrowings are made on that day. Each determination of the Federal Funds Rate by RBS shall be conclusive and binding on the Seller except in the case of manifest error.

“Federal Government Obligor” means the United States Government or any agency thereof.

“Fee Letter” means the letter agreement dated as of December 21, 2001 among the Seller, the Agent, Windmill and the Committed Purchasers, as amended and supplemented.

“Foreign Obligor” means any Obligor that is a resident of a country that (x) is a member of the Organization of Economic Cooperation & Development and (y) has a long-term country risk rating of not less than A by S&P and A2 by Moody’s.

“Funding Agreement” means any agreement or instrument executed by Windmill and executed by or in favor of any Windmill Funding Source or executed by any Windmill Funding Source at the request of Windmill.

“Funding Charges” means, for any day, the product of (i) the per annum rate (inclusive of dealer fees and commissions) paid or payable by Windmill in respect of commercial paper notes on such day that are allocated, in whole or in part, to fund or maintain its Investment for such day, as determined by the Agent and other costs allocated by the Purchaser to fund or maintain its Investment associated with the funding by Windmill of small or odd lot amounts that are not funded with commercial paper notes and (ii) Windmill’s Investment as of the end of such day and (iii) 1/360.

“GAAP” means generally accepted accounting principles in the USA, applied on a consistent basis.

“Governmental Authority” means any (a) Federal, state, municipal or other governmental entity, board, bureau, agency or instrumentality, (b) administrative or regulatory authority (including any central bank or similar authority) or (c) court, judicial authority or arbitrator, in each case, whether foreign or domestic.

“Incremental Purchase” is defined in Section 1.1(b).

“Initial Collection Agent” is defined in the first paragraph hereof.

“Instructing Group” means the Required Committed Purchasers and, unless the Windmill Termination Date has occurred and Windmill has no Investment, Windmill.

“Intended Tax Characterization” is defined in Section 9.9.

“Interim Liquidation” means any time before the Liquidity Termination Date during which no Reinvestment Purchases are made by any Purchaser, as established pursuant to Section 1.2.

“Investment” means, for each Purchaser, (a) the sum of (i) all Incremental Purchases by such Purchaser and (ii) the aggregate amount of any payments or exchanges made by, or on behalf of, such Purchaser to any other Purchaser to acquire Investment from such other Purchaser minus (b) all Collections, amounts received from other Purchasers and other amounts received or exchanged and, in each case, applied by the Agent or such Purchaser to reduce such Purchaser’s Investment. A Purchaser’s Investment shall be restored to the extent any amounts so received or exchanged and applied are rescinded or must be returned for any reason.

“LIBOR” means, for any Tranche Period for a Eurodollar Tranche or other time period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to such Tranche Period or other period, which appears on Page 3750 of the Telerate Service (or any successor page or successor service that displays the British Bankers’ Association Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) two Business Days before the commencement of such Tranche Period or other period. If for any Tranche Period for a Eurodollar Tranche no such displayed rate is available (or, for any other period, if such displayed rate is not available), the Agent shall calculate such rate to be the average of the rates RBS is offered deposits of such duration in the London interbank market at approximately 11:00 a.m. (London, England time) two Business Days prior to the date such rate is determined.

“Limited Guaranty” means the Limited Guaranty, dated as of December 21, 2001, by the Parent in favor of the Seller, as amended and supplemented.

“Liquidation Period” means, for Windmill only, all times when Windmill is not making Reinvestment Purchases pursuant to Section 1.1(d) and, for all Purchasers, all times (x) during an Interim Liquidation and (y) on and after the Liquidity Termination Date.

“Liquidity Termination Date” means the earliest of (a) the date of the occurrence of a Termination Event described in clause (e) of the definition of Termination Event, (b) the date designated by the Agent to the Seller at any time after the occurrence of any other Termination Event, (c) the Business Day designated by the Seller with no less than five (5) Business Days prior notice to the Agent and (d) December 30, 2009.

“Lock-Box” means each post office box or bank box listed on Exhibit E, as revised pursuant to Section 5.1(i).

“Lock-Box Account” means each account maintained by the Collection Agent at a Lock-Box Bank for the purpose of receiving or concentrating Collections (whether or not there is a Lock-Box associated with such account).

“Lock-Box Agreement” means each agreement between the Collection Agent and a Lock-Box Bank concerning a Lock-Box Account.

“Lock-Box Bank” means each bank listed on Exhibit E, as revised pursuant to Section 5.1(i).

“Lock-Box Letter” means a letter in substantially the form of Exhibit F (or otherwise acceptable to the Agent) from the Seller and the Collection Agent to each Lock-Box Bank, acknowledged and accepted by such Lock-Box Bank and the Agent.

“Loss Horizon Ratio” means, at any time, a fraction (expressed as a ratio) the numerator of which is the aggregate Outstanding Balance of Receivables generated by the Originators during the most recent four month period and the denominator of which is the Eligible Receivables Balance as of the last day of such period.

“Loss Reserve” means, at any time, the product of (a) the greater of (i) 12% and (ii) the product of (A) 2.5, and (B) the highest average Default Ratio for any consecutive three month period ended during the previous 12 months multiplied by (C) the Loss Horizon Ratio calculated at the end of such period, multiplied by (b) the Eligible Receivables Balance at such time.

“Material Adverse Effect” means:

(i) a material impairment on the ability of any Seller Entity to perform its obligations under any Transaction Document;

(ii) a material adverse effect on the legality, validity, binding effect or enforceability against any Seller Entity of any Transaction Document;

(iii) a material adverse effect on the validity, enforceability or collectibility of a material portion of the Receivables;

(iv) a material adverse effect upon the validity, perfection, priority or enforceability of the Agent’s interest, on behalf of the Purchasers, in, the Receivables, the Related Security, the Collections or the Lock-Box Accounts; or

(v) a material adverse effect on the financial condition, business, operations or prospects of any Seller Entity.

“Matured Aggregate Investment” means, at any time, the Matured Value of Windmill’s Investment plus the total Investments of all other Purchasers then outstanding.

“Matured Value” means, of any Investment, the sum of such Investment and all unpaid Discount scheduled to become due (whether or not then due) on such Investment during all Tranche Periods to which any portion of such Investment has been allocated.

“Maximum Incremental Purchase Amount” means, at any time, the lesser of (a) the difference between the Purchase Limit and the Aggregate Investment then outstanding and (b) the difference between the Aggregate Commitment and the Matured Aggregate Investment then outstanding.

“Monthly Report” means a report containing the information described on Exhibit C-1 (with such modifications or additional information as requested by the Agent or the Instructing Group).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001 (a) (3) of ERISA, to which a Seller Entity or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding five calendar years, has made, or been obligated to make, contributions.

“Net Receivables Balance” means the Eligible Receivables Balance less the sum of (without duplication) the amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Obligor Concentration Limit for such Obligor.

“Obligor” means, for any Receivable, each Person obligated to pay such Receivable and each guarantor of such obligation.

“Obligor Concentration Limit” means, at any time, in relation to the aggregate Outstanding Balance of Receivables owed by any single Obligor and its Affiliates (if any), the applicable concentration limit shall be determined as follows (i) for Obligors other than Foreign Obligors and Federal Government Obligors who have long term unsecured debt ratings currently assigned to them by S&P and Moody’s, the applicable concentration limit shall be determined according to the following table:

S&P Rating	Moody’s Rating	Allowable % of Eligible Receivables
AA- or higher	Aa3 or higher	10%
A- or higher	A3 or higher	6%
BBB-	Baa3	4%
Below BBB- or Not Rated by either S&P or Moody’s	Below Baa3 or Not Rated by either S&P or Moody’s	2%

; provided, however, that (a) if any such Obligor has a split rating, the applicable rating will be the lower of the two, (b) if any such Obligor is not rated by either S&P or Moody’s, or such rating has been suspended by either S&P or Moody’s, the applicable Obligor Concentration Limit shall be the one set forth in the last line of the table above, (ii) the Obligor Concentration Limit for all Federal Government Obligors in the aggregate shall be an amount equal to 2% of the Eligible Receivables Balance, provided, however, the Parent maintains a long-term unsecured debt rating of at least BBB- by S&P and Baa3 by Moody’s, and (iii) the Obligor Concentration Limit for all Foreign Obligors in the aggregate shall be an amount equal to 7.5% of the Eligible Receivables Balance, provided, however, the Parent maintains a long-term unsecured debt rating of at least BBB- by S&P and Baa3 by Moody’s and the Obligor Concentration Limit for any Foreign Obligor in any individual country shall not exceed 2% of the Eligible Receivables Balance.

“Originators” means PerkinElmer, Inc., PerkinElmer Holdings, Inc., PerkinElmer Health Sciences, Inc., PerkinElmer Illumination, Inc., PerkinElmer Sensors, Inc. and PerkinElmer Canada, Inc.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Parent” means PerkinElmer, Inc., a Massachusetts corporation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a pension plan (as defined in Section 3(2) or ERISA) subject to Title IV of ERISA which any Seller Entity sponsors or maintains, or to which it makes, is making, or is obliged to make contributions, or in the case of a multiple employer plan (as defined in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Periodic Report” means, at any time, the Weekly Report or Monthly Report that is required to be determined pursuant to Section 3.3.

“Permitted Investments” shall mean (a) evidences of indebtedness, maturing not more than thirty (30) days after the date of purchase thereof, issued by, or the full and timely payment of which is guaranteed by, the full faith and credit of, the federal government of the United States of America, (b) repurchase agreements with banking institutions or broker-dealers that are registered under the Securities Exchange Act of 1934 fully secured by obligations of the kind specified in clause (a) above, (c) money market funds denominated in Dollars rated not lower than A-1 (and without the “r” symbol attached to any such rating) by S&P and P-1 by Moody’s or otherwise acceptable to the Rating Agencies or (d) commercial paper denominated in Dollars issued by any corporation incorporated under the laws of the United States or any political subdivision thereof, provided that such commercial paper is rated at least A-1 (and without any “r” symbol attached to any such rating) thereof by S&P and at least Prime-1 thereof by Moody’s.

“Person” means an individual, partnership, corporation, limited liability company, association, joint venture, Governmental Authority or other entity of any kind.

“Potential Termination Event” means any Termination Event or any event or condition that with the lapse of time or giving of notice, or both, would constitute a Termination Event.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which a Seller Entity sponsors or maintains or to which a Seller Entity makes, is making, or is obligated to make contributions.

“Prime Rate” means, for any period, the daily average during such period of (a) the sum of (x) the greater of (i) the floating commercial loan rate per annum of RBS (which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by RBS) announced from time to time as its prime rate or equivalent for dollar loans in the USA, changing as and when said rate changes and (ii) the Federal Funds Rate plus 0.75% plus (y) during the pendency of a Termination Event, 2.00%.

“Purchase” is defined in Section 1.1(a).

“Purchase Agreement” means the Purchase and Sale Agreement dated as of the date hereof between the Seller and the Originators.

“Purchase Amount” is defined in Section 1.1(c).

“Purchase Date” is defined in Section 1.1(c).

“Purchase Interest” means, for a Purchaser, the percentage ownership interest in the Receivables and Collections held by such Purchaser, calculated when and as described in Section 1.1(a); provided, however, that (except for purposes of computing a Purchase Interest or the Sold Interest in Section 1.5, 1.7 and in the last sentence of both Section 2.3(a) and Section 2.3(b)) at any time the Sold Interest would otherwise exceed 100% each Purchaser then holding any Investment shall have its Purchase Interest reduced by multiplying such Purchase Interest by a fraction equal to 100% divided by the Sold Interest otherwise then in effect, so that the Sold Interest is thereby reduced to 100%.

“Purchase Limit” means $50,000,000.

“Purchaser Reserve Percentage” means, for each Purchaser, the Reserve Percentage multiplied by a fraction, the numerator of which is such Purchaser’s outstanding Investment and the denominator of which is the Aggregate Investment.

“Purchasers” means the Committed Purchasers and Windmill.

“Put” is defined in Section 2.1(a).

“Ratable Share” is defined in the Transfer Agreement.

“Rating Agency” means Moody’s, S&P and any other rating agency Windmill chooses to rate its commercial paper notes.

“Ratings” means the ratings by the Rating Agencies of the indebtedness for borrowed money of Windmill.

“RBS” means The Royal Bank of Scotland plc (successor to ABN AMRO Bank N.V.) in its individual capacity and not in its capacity as the Agent.

“Receivable” means, to the extent sold to the Seller pursuant to the Purchase Agreement, each account or obligation of an Obligor to pay for merchandise sold or services rendered by an Originator and includes such Originator’s rights to payment of any interest or finance charges and all proceeds of the foregoing. During any Interim Liquidation and on and after the Liquidity Termination Date, the term “Receivable” shall only include receivables existing on the date such Interim Liquidation commenced or Liquidity Termination Date occurred, as applicable. Deemed Collections shall reduce the outstanding balance of Receivables hereunder, so that any Receivable that has its outstanding balance deemed collected shall cease to be a Receivable hereunder after (x) the Collection Agent receives payment of such Deemed Collections under Section 1.5(b) or (y) if such Deemed Collection is received before the Liquidity Termination Date, an adjustment to the Sold Interest permitted by Section 1.5(c) is made.

“Records” means, for any Receivable, all contracts, books, records and other documents or information (including computer programs, tapes, disks, software and related property and rights) relating to such Receivable or the related Obligor.

“Reinvestment Purchase” is defined in Section 1.1(b).

“Related Security” means all of the applicable Originator’s rights in the merchandise (including returned goods) and under any contracts relating to the Receivables, all security interests, guaranties and property securing or supporting payment of the Receivables, all Records and all proceeds of the foregoing.

“Required Committed Purchasers” is defined in the Transfer Agreement.

“Reserve Percentage” means, at any time, the quotient obtained by dividing (a) the Aggregate Reserve by (b) the Net Receivables Balance.

“Seller” is defined in the first paragraph hereof.

“Seller Account” means the Seller’s account designated by the Seller to the Agent in writing.

“Seller Entity” means the Parent and the Originators.

“Settlement Date” means the 20th day of each calendar month, provided, however during the continuance of a Weekly Reporting Event, one day after the delivery of the Weekly Report.

“Settlement Period” means for each Settlement Date, the calendar month preceding such Settlement Date.

“Sold Interest” is defined in Section 1.1(a).

“Special Transaction Subaccount” means the special transaction subaccount established for this Agreement pursuant to Windmill’s depositary agreement.

“S&P” means Standard & Poor’s Ratings Services.

“Subordinated Note” means each revolving promissory note issued by the Seller to the Originators under the Purchase Agreement.

“Subsidiary” means any Person of which at least a majority of the voting stock (or equivalent equity interests) is owned or controlled by the Seller or any Seller Entity or by one or more other Subsidiaries of the Seller or such Seller Entity.

“Taxes” means all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).

“Termination Date” means (a) for Windmill, the Windmill Termination Date and (b) for the Committed Purchasers, the Liquidity Termination Date.

“Termination Event” means the occurrence of any one or more of the following:

(a) any representation, warranty, certification or statement made by the Seller or any Seller Entity in, or pursuant to, any Transaction Document proves to have been incorrect in any material respect as of the date when made or deemed made (including pursuant to Section 7.2); or

(b) any Seller Entity or the Seller fails to make any payment or other transfer of funds hereunder or under any other Transaction Document when due (including any payments under Section 1.5(a)) and such failure continues unremedied for a period of two Business Days after notice from the Agent of such failure; or

(c) the Seller fails to observe or perform any covenant or agreement contained in Sections 5.1(b), 5.1(g), 5.1(i), 5.1(j), 5.1(k) or 5.1(p) of this Agreement, any Originator fails to perform any covenant or agreement in Sections 5.1(h), (i) or (j) of the Purchase Agreement or the Parent fails to perform any covenant or agreement in the Limited Guaranty; or

(d) the Seller or any Seller Entity fails to observe or perform any other term, covenant or agreement under any Transaction Document, and such failure remains unremedied for twenty Business Days or more after notice from the Agent of such failure; or

(e) the Seller, any Seller Entity or any Subsidiary suffers a Bankruptcy Event; or

(f) the average Delinquency Ratio for the three most recent Settlement Periods exceeds 8%, the average Default Ratio for the three most recent Settlement Periods exceeds 6%, the average Dilution Ratio for the three most recent Settlement Periods exceeds 8%, the Charge-Off Ratio for the most recent Settlement Period exceeds 1% or the average Turnover Ratio for the three most recent Settlement Periods exceeds 90 days; or

(g) (i) the Seller, any Seller Entity or any Affiliate, directly or indirectly, disaffirms or contests the validity or enforceability of any Transaction Document or (ii) any Transaction Document fails to be the enforceable obligation of the Seller or any Affiliate party thereto in any material respect; or

(h) any Seller Entity or any Subsidiary fails to pay any of its indebtedness (except in aggregate principal amount of less than $15,000,000) or defaults in the performance of any provision of any agreement under which such indebtedness was created or is governed and such default permits such indebtedness to be declared due and payable or to be required to be prepaid before the scheduled maturity thereof;

(i) a Change in Control shall occur or the Parent shall fail to own and control, directly or indirectly, 100% of the outstanding voting stock of the Seller and each Originator;

(j) a Collection Agent Replacement Event has occurred and is continuing with respect to the Initial Collection Agent;

(k) the occurrence of an “Event of Default” under and as defined in the Credit Agreement;

(l) downgrade of the Parent’s senior unsecured debt ratings to below BB or Ba2 by either S&P or Moody’s or the suspension or withdrawal of such rating by either S&P or Moody’s;

(m) if any Originator grants a lien on any of its inventory to any Persons, failure by all of such Persons (or their authorized representative) to enter into an intercreditor agreement or other documentary accommodations with or with respect to the Agent in form and substance satisfactory to the Agent;

(n) The Internal Revenue Service files notice of a lien with regard to any of the Receivables or Related Security, or PBGC files, notice of a lien pursuant to Section 4068 of the Employee Retirement Income Security Act of 1974 with regard to the Receivables or Related Security and any such lien is not released within 30 days following the date on which it is filed;

(o) The Agent, on behalf of the Purchasers, for any reason, does not have a valid, perfected first priority ownership or security interest in the Receivables or the Related Security;

(p) (i) any final judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, is entered or filed against the Seller, or against any of its property, in an aggregate amount in excess of $10,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

(ii) any final judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, is entered or filed against any Seller Entity (other than the Seller), or against any of its property, in an aggregate amount in excess of $15,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days; or

(q) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Seller Entity under Title IV of ERISA to such Pension Plan, such

Multiemployer Plan or the PBGC in an aggregate amount in excess of $15,000,000, or (ii) any Seller Entity or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $15,000,000; and in each case in clauses (i) and (ii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect.

Notwithstanding the foregoing, a failure of a representation or warranty or breach of any covenant described in clause (a), (c) or (d) above related to a Receivable shall not constitute a Termination Event if the Seller has been deemed to have collected such Receivable pursuant to Section 1.5(b) or, before the Liquidity Termination Date, has adjusted the Sold Interest as provided in Section 1.5(c) so that such Receivable is no longer considered to be outstanding.

“Tranche” means a portion of the Investment allocated to a Tranche Period pursuant to Section 1.3. A Tranche is a (i) CP Tranche, (ii) Eurodollar Tranche or (iii) Prime Tranche depending whether Discount accrues during its Tranche Period based on a (i) CP Rate, (ii) Eurodollar Rate, or (iii) Prime Rate.

“Tranche Period” means a period of days ending on a Business Day selected pursuant to Section 1.3, which (i) for a CP Tranche shall not exceed 270 days, (ii) for a Eurodollar Tranche shall not exceed 180 days, and (iii) for a Prime Tranche shall not exceed 30 days.

“Transaction Documents” means this Agreement, the Fee Letter, the Limited Guaranty, the Purchase Agreement, the Note(s), the Transfer Agreement, and all other documents, instruments and agreements executed or furnished in connection herewith and therewith.

“Transfer Agreement” means the Amended and Restated Windmill Transfer Agreement dated as of April 30, 2004 between Windmill, The Royal Bank of Scotland plc (successor to ABN AMRO Bank N.V.), in its capacity as the Windmill Agent, Windmill’s Letter of Credit Provider and a Committed Purchaser and the Other Persons who become Committed Purchasers thereunder.

“Transfer Supplement” is defined in Section 9.8.

“Turnover Ratio” means, with respect to any Settlement Period, an amount, expressed in days, obtained by multiplying (a) a fraction, (i) the numerator of which is equal to the aggregate Outstanding Balance of the Receivables on the first day of such Settlement Period and (ii) the denominator of which is equal to Collections on the Receivables during such Settlement Period multiplied by (b) 30.

“UCC” means, for any state, the Uniform Commercial Code as in effect in such state.

“USA” means the United States of America (including all states and political subdivisions thereof).

“Unused Aggregate Commitment” means, at any time, the difference between the Aggregate Commitment then in effect and the outstanding Matured Aggregate Investment.

“Unused Commitment” means, for any Committed Purchaser at any time, the difference between its Commitment and its Investment then outstanding.

“Voting Shares” shall mean, as to any corporation, outstanding shares of stock of any class of such corporation entitled to vote in the election of directors, excluding shares entitled so to vote only upon the happening of some contingency.

“Weekly Report” means a report containing the information described on Exhibit C-2 (with such modifications or additional information as requested by the Agent or the Instructing Group).

“Weekly Reporting Event” means that the long-term senior unsecured debt rating of the Parent is BB or lower by S&P or Ba2 or lower by Moody’s or either S&P or Moody’s has suspended or withdrawn such rating.

“Windmill” is defined in the first paragraph hereof.

“Windmill Funding Source” means any Committed Purchaser and any provider or program credit enhancement for Windmill.

“Windmill Settlement” means the sum of all claims and rights to payment pursuant to Section 1.5 or 1.7 or any other provision owed to Windmill (or owed to the Agent or the Collection Agent for the benefit of Windmill) by the Seller that, if paid, would be applied to reduce Windmill’s Investment.

“Windmill Termination Date” means the earlier of (a) the Business Day designated by Windmill at any time to the Seller and (b) the Liquidity Termination Date.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Unless otherwise inconsistent with the terms of this Agreement, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP. Amounts to be calculated hereunder shall be continuously recalculated at the time any information relevant to such calculation changes.

SCHEDULE II

COMMITTED PURCHASERS AND COMMITMENTS OF COMMITTED PURCHASERS

NAME OF COMMITTED PURCHASER	COMMITMENT
The Royal Bank of Scotland plc (successor to ABN AMRO Bank N.V.)	$51,000,000

EXHIBIT A

TO

AMENDED AND RESTATED

RECEIVABLES SALE AGREEMENT

FORM OF INCREMENTAL PURCHASE REQUEST

                    , 200

The Royal Bank of Scotland plc

(successor to ABN AMRO Bank N.V.), as Agent

540 West Madison Street

Chicago, Illinois 60661

Attn: Purchaser Agent-Windmill

Re:	Amended and Restated Receivables Sale Agreement dated as of March 20, 2009 (the “Sale Agreement”) among PerkinElmer Receivables Company, as Seller, PerkinElmer, Inc., as Initial Collection Agent, The Royal Bank of Scotland plc (successor to ABN AMRO Bank N.V.), as Agent, and the Purchasers thereunder

Ladies and Gentlemen:

The undersigned Seller under the above-referenced Sale Agreement hereby confirms its has requested an Incremental Purchase of $                 by Windmill under the Sale Agreement. [In the event Windmill is unable or unwilling to make the requested Incremental Purchase, the Seller hereby requests an Incremental Purchase of $                 by the Committed Purchasers under the Sale Agreement at the [Eurodollar Rate with a Tranche Period of                  months.] [Prime Rate]].

Attached hereto as Schedule I is information relating to the proposed Incremental Purchase required by the Sale Agreement. If on the date of this Incremental Purchase Request (“Notice”), an Interim Liquidation is in effect, this Notice revokes our request for such Interim Liquidation so that Reinvestment Purchases shall immediately commence in accordance with Section 1.1(d) of the Sale Agreement.

The Seller hereby certifies that both before and after giving effect to [each of] the proposed Incremental Purchase[s] contemplated hereby and the use of the proceeds therefrom, all of the requirements of Section 7.2 of the Sale Agreement have been satisfied.

Very truly yours,

PERKINELMER RECEIVABLES COMPANY

By
Title_____________________________________

A-2

SCHEDULE I

TO

INCREMENTAL PURCHASE REQUESTS

SUMMARY OF INFORMATION RELATING TO PROPOSED SALE(S)

1.	Dates, Amounts, Purchaser(s), Proposed Tranche Periods

A1	Date of Notice							__________

A2	Measurement Date (the last
Business Day of the month
immediately preceding the
month in which the Date of
	Notice occurs)							__________

A3	Proposed Purchase Dates		__________		___________		__________	__________
(each of which is a
Business Day)

A4	Respective Proposed
Incremental Purchase on
	each such Purchase Date	$	_________	$	_________	$	_________	$_________
	(each Incremental		(A4A)		(A4B)		(A4C)	(A4D)
Purchase must be in a
minimum amount of
$1,000,000 and multiples
thereof, or, if less, an
amount equal to the
Maximum Incremental
Purchase Amount)

A5	Proposed Allocation
among Purchasers

	Windmill	$	_________	$	_________	$	_________	$_________
	Committed Purchasers	$	_________	$	_________	$	_________	$_________

A6 For Committed
Purchases, Tranche
Period(s) and Tranche Rate(s)

Starting Date	___________	___________	___________	___________
Ending Date	___________	___________	___________	___________
Number of Days	___________	___________	___________	___________
Prime or Eurodollar	___________	___________	___________	___________

Each proposed Purchase Date must be a Business Day. If a selected Measurement Date is not the applicable Purchase Date, the Seller’s choice and disclosure of such date shall not in any manner diminish or waive the obligation of the Seller to assure the Purchasers that, after giving effect to the proposed Purchase, the actual Sold Interest as of the date of such proposed Purchase does not exceed 100%.

A-2

EXHIBIT B

TO

AMENDED AND RESTATED

RECEIVABLES SALE AGREEMENT

FORM OF NOTIFICATION OF ASSIGNMENT TO WINDMILL

FROM THE COMMITTED PURCHASERS

                    , 200

PerkinElmer Receivables Company

________________________

________________________

The Royal Bank of Scotland plc

(successor to ABN AMRO Bank N.V.), as Agent

540 West Madison Street

Chicago, Illinois 60661

Attn: Administrator-Windmill

[Insert Name and Address of each

  other Committed Purchaser]

Re:	Amended and Restated Receivables Sale Agreement dated as of March 20, 2009 (the “Sale Agreement”) among PerkinElmer Receivables Company, as Seller, PerkinElmer, Inc., as Initial Collection Agent, The Royal Bank of Scotland plc (successor to ABN AMRO Bank N.V.), as Agent, and the Purchasers thereunder

Ladies and Gentlemen:

The Agent under the above referenced Sale Agreement hereby notifies each of you that Windmill has notified the Agent pursuant to Section 2.2 of the Sale Agreement that it will purchase from the Committed Purchasers on                      (the “Purchase Date”) that portion of the Committed Purchasers’ Investments identified on Schedule I hereto (the “Assigned Interest”). As further provided in Section 2.2 of the Sale Agreement, upon payment by Windmill to the Agent of the purchase price of such Investments described on Schedule I hereto, effective as of the Purchase Date the assignment by the Committed Purchasers to Windmill of the Assigned Interest shall be complete and all payments thereon under the Sale Agreement shall be made to Windmill.

In accordance with the Sale Agreement, each Committed Purchaser’s acceptance of the portion of the purchase price payable to it described on Schedule I hereto constitutes its representation and warranty that it is the legal and beneficial owner of the portion of the Assigned Interest related to its Purchase Interest identified on Schedule I free and clear of any Adverse Claim created or granted by it and that on the Purchase Date it is not subject to a Bankruptcy Event.

Very truly yours,

THE ROYAL BANK OF SCOTLAND PLC (SUCCESSOR TO ABN AMRO BANK N.V.), as Agent

By
Name____________________________________
Title_____________________________________

By
Name____________________________________
Title_____________________________________

B-2

SCHEDULE I

TO

NOTIFICATION OF ASSIGNMENT

Dated                     , 200

I.	Amount of Committed Purchaser Investment Assigned: $

II.	Information for each Committed Purchaser:

PURCHASER	PURCHASE INTEREST	PURCHASE PRICE*

III.	Information for Seller:

Aggregate amount of purchase price in excess of amount of Investment assigned: $                    .

*	Calculated in accordance with Section 2.2.

B-3

EXHIBIT C-1

FORM OF MONTHLY REPORT

PerkinElmer Receivables Corporation

Monthly Report

[Date]

Consolidated Receivables Activity
(Schedule I)

1.	Beginning Receivables Balance				—
2.	Plus: New Receivables (Gross)				—
3.	Less: Cash Collections				—
4.	Less: Dilution and Other Credit Adjustments				—
5.	Less: Write-Offs				—
6.	Plus: Other Debit Adjustments				—

7.	Ending Receivables Balance				—
8.	Less: Ineligible Receivables	(Schedule II)			—

9.	Eligible Receivables Balance				—
10.	Less: Excess Obligor Concentrations	(Schedule III)			—
11.	Less: Excess Foreign/Government Concentrations	(Schedule IV)			—

12.	Net Receivables Pool Balance (NRB)				—

Consolidated Net Receivables Aging		(Schedule V)
				Current Month	%

13.	Current			—
14.	1-30 Days			—
15.	31-60 Days			—
16.	61-90 Days			—
17.	91-120 Days			—
18.	120 + Days			—

19.	Total			—

Ownership Interest		(Schedule VII)

20.	Loss Reserve				—
21.	Dilution Reserve				—
22.	Discount Reserve				—

23.	Total Reserves				—

24.	Maximum Advance (Line 12 - Line 23)				—
25.	Aggregate Net Investment				—
26.	Ownership Interest				0.0%

Covenant Compliance			Covenant Level	Ratio	In Compliance
27.	Delinquency Ratio	(Schedule VI)	<=8.0%
28.	Default Ratio	(Schedule VI)	<=6.0%
29.	Turnover Ratio	(Schedule VI)	90 Days
30.	Charge-off Ratio	(Schedule VI)	<=1.0%
31.	Dilution Ratio	(Schedule VI)	<=8.0%
32.	Rating		>=BBB-and Baa3

PerkinElmer, Inc. “Servicer”

Signed by:

Title:

EXHIBIT C-2

FORM OF WEEKLY REPORT

000’S

CONSOLIDATED RECEIVABLES ACTIVITY
1. Beginning Balance (from prior report)
2. Plus: New Receivables
3. Less: Cash Collections
4. Less: Dilution and Other Credit Adjustments
5. Less: Writeoffs
6. Plus: Other Debit Adjustments

7. Ending Receivable Balance

8. Less: Delinquent Ineligible Receivables (Line 20)

9. Less: Other Ineligible Receivables (Line 7 x Line 21)

10. Eligible Receivables Balance

11. Less: Excess Concentrations ((Line 10 x Line 22) + (Line 10 x Line 23))

12. Net Receivables Pool Balance

13. Less: Loss Reserve (% from prior monthly report, Schedule VII x Line 12)
14. Less: Dilution Reserve (% from prior monthly report, Schedule VII x Line 12)
15. Less: Discount Reserve (from prior monthly report)

16. Maximum Aggregate Net Investment

17. Less: Previous Aggregate Net Investment
18. Difference (Line 17 - Line 18)
19. Payment Required

CONSOLIDATED RECEIVABLES AGING (PER WEEKLY AGING)

	CURRENT WEEK	%
Current
1-30 Days Past Due
31-60 Days Past Due
61-90 Days Past Due
91+ Days Past Due

Total

CALCULATION OF INELIGIBLE AMOUNTS
20. Ineligible Delinquent Receivables (>90 days past due, as of this report date)

21. Other Ineligible Receivables Percentage (from prior monthly report, Schedule II). Calculated as (Total Ineligible Receivables – Total Delinquent Receivables) / Total Ending Receivables Balance.

22. Excess Obligor Concentration Percentage (from prior monthly report, Schedule III). Calculated as Total Excess Concentrations/Eligible Receivables Balance.

23. Excess Foreign and Government Concentration Percentage (from prior monthly report, Schedule IV). Calculated as Total Excess Concentration / Eligible Receivables Balance.

The undersigned hereby represents and warrants that the foregoing is a true and accurate accounting with respect to outstandings of (date) in accordance with the Amended and Restated Receivables Sale Agreement dated as of March 20, 2009, and that all representations and warranties are restated and reaffirmed.

Signed by:

Title:

EXHIBIT D

ADDRESSES AND NAMES OF SELLER AND ORIGINATORS

SELLER
PerkinElmer Receivables Company (Delaware Corp.)
940 Winter Street
Waltham, MA 02451
TIN: 02-0532022

ORIGINATORS (listed by legal entity and address)

Legal Entity:	PerkinElmer Health Sciences, Inc. (Delaware Corp.)
710 Bridgeport Avenue
Shelton, CT 06484
TIN: 04-3361624

Legal Entity:	PerkinElmer Illumination, Inc. (Delaware Corp.)
44370 Christy Street
Fremont, CA 94538
TIN: 94-1655721
and
35 Congress Street
Salem, MA 01970

Legal Entity:	PerkinElmer, Inc. (Massachusetts Corp.)
940 Winter Street
Waltham, MA 02451
TIN: 04-2052042

Legal Entity:	PerkinElmer Holdings, Inc. (Massachusetts Corp.)
2175 Mission College Blvd.
Santa Clara, CA 95054
TIN: 04-2436772

Legal Entity:	PerkinElmer Sensors, Inc.. (Delaware Corp.)
1330 East Cypress Street
Covina, CA 91724
TIN: 13-3868804

and

1100 Vanguard Blvd.
Miamisburg, OH 45342
FOREIGN

PerkinElmer Canada Inc. (Federal Corp.)
c/o Gowlings Lafleur Henderson LLP
Suite 5800, Scotia Plaza
40 King Street West
Toronto, Ontario
Canada M5H 3Z7
(Registered Office c/o local counsel)
Company Reg. No. 1151668

Principal business location:

22001 Dumberry Road
Vaudreuil, Quebec
Canada J7V 8P7

EXHIBIT E

LOCK BOXES AND LOCK-BOX BANKS

ACCOUNT HOLDER	LOCKBOX ADDRESS	LOCKBOX NUMBER	LOCKBOX ACCOUNT	BANK

PerkinElmer Receivables Company	13633 Collections Center Drive, Chicago, IL 60693-3633	013633	375-657-6429	Bank of America, N.A.

PerkinElmer Receivables Company	13685 Collections Center Drive, Chicago, IL 60693-3685	013685	375-657-6432	Bank of America, N.A.

PerkinElmer Receivables Company	P.O. Box 404861, Atlanta, GA 30384-4861	404861	375-657-6445	Bank of America, N.A.

PerkinElmer Receivables Company	P.O. Box 404870 Atlanta, GA 30384-4870	404870	375-657-6458	Bank of America, N.A.

PerkinElmer Receivables Company	P.O. Box 404890 Atlanta, GA 30384-4890	404890	375-657-6490	Bank of America, N.A.

PerkinElmer Receivables Company	P.O. Box 404969 Atlanta, GA 30384-4969	404969	375-657-6500	Bank of America, N.A.

PerkinElmer Receivables Company	N/A	N/A	375-659-1530	Bank of America, N.A.

PerkinElmer Receivables Company	N/A	N/A	442-637-2596	Bank of America, N.A.

Foreign

PerkinElmer Canada Inc. (Federal Corp.) c/o Gowlings Lafleur Henderson LLP Suite 5800, Scotia Plaza 40 King Street West Toronto, Ontario Canada M5H 3Z7 (Registered Office c/o local counsel)

Principal business location: 22001 Dumberry Road Vaudreuil, Quebec Canada J7V 8P7	Royal Bank of Canada Account Name: PerkinElmer Canada, Inc. 129 788 6 CDN Lockbox

EXHIBIT F

TO

AMENDED AND RESTATED

RECEIVABLES SALE AGREEMENT

FORM OF LOCK BOX LETTER

                , 20__

Bank of America N.A.

Attn:     Brian Dewey,

             Vice President Global Treasury Services

335 Madison Avenue

New York, NY 10017

Ladies and Gentlemen:

Reference is made to the lock-box addresses (“Lockbox Addresses”) and the associated lock-box demand deposit account numbers (“Accounts”) listed on Exhibit A attached hereto as Exhibit A and incorporated herein maintained with Bank of America N.A. (“Bank”) in the name of PerkinElmer Receivables Company, a Delaware Corporation (the “Seller”). The Seller hereby confirms it has sold all Receivables (as defined below) to Agent (as defined below).

In connection with the Amended and Restated Receivables Sale Agreement, dated as of March 20, 2009 (as amended, supplemented or otherwise modified from time to time, the “Receivables Sale Agreement”), among the Seller and the Initial Collection Agent, Windmill Funding Corporation (“Windmill”), the financial institutions from time to time party thereto (collectively, the “Committed Purchasers”), and The Royal Bank of Scotland plc (successor to ABN AMRO Bank N.V.), as agent (the “Agent”) for Windmill, (collectively, the “Purchasers”), the Seller has assigned to the Agent for the benefit of the Purchasers an undivided percentage interest in the accounts, chattel paper, instruments or general intangibles, including but not limited to the checks and other payment instruments, originated by Seller and sold to the Seller, (collectively the “Receivables”) under which payments are or may hereafter be made to the Accounts, and has granted to the Agent for the benefit of the Purchasers a security interest in its retained interest in such Receivables.

Seller, Agent and Bank are entering into this letter agreement (“Agreement”) to provide for the disposition of net proceeds of Receivables deposited in Seller’s Accounts maintained with Bank. Bank’s execution of this Agreement is a condition precedent to the continued maintenance of the Accounts with Bank.

Seller hereby transfer exclusive dominion and control of the Accounts to the Agent, subject only to the condition subsequent that the Agent shall have given Bank notice that a Collection Agent Replacement Event has occurred and is continuing under the Receivables Sale Agreement and of Agent’s election to assume such dominion and control, which notice shall be in substantially the form attached hereto as Exhibit B (the “Agent’s Notice”).

At all times prior to the receipt of the Agent’s Notice described above, all payments to be made by Bank out of, or in connection with the Accounts, are to be made in accordance with the instructions of Seller or its agent and Bank may permit Seller to operate and transact business through the Accounts in a normal fashion, including making withdrawals from the Accounts.

Seller hereby irrevocably instructs Bank, at all times commencing within a reasonable period of time not to exceed two Business Days from and after the date of Bank’s receipt of the Agent’s Notice as described above, to transfer by wire all available balances in the Accounts directly to the Agent in accordance with the instructions of Agent’s Notice. “Business Day” means each Monday through Friday, excluding Bank holidays. Funds are not available if, in the reasonable determination of Bank, they are subject to a hold, dispute or legal process preventing their withdrawal. Agent will give Bank sufficient advance written notice of any change in the instructions for Bank to act upon such changes.

Seller also hereby notifies Bank that, at all times commencing within a reasonable period of time not to exceed two Business Days from and after the date of Bank’s receipt of the Agent’s Notice as described above, the Agent shall be irrevocably entitled to exercise in Seller’s place and stead any and all rights in connection with the Accounts, including, without limitation, (a) the right to specify when payments are to be made out of, or in connection with, the Accounts and (b) the right to require preparation of duplicate monthly bank statements on the accounts for the Agent’s audit purpose and mailing of such statements directly to an address specified by the Agent. At all times commencing within a reasonable period of time not to exceed two Business Days from and after the date of Bank’s receipt of the Agent Notice, neither Seller nor any of its affiliates shall be given any access to the Accounts.

The Agent’s Notice or any written notice or other written communication to be given under this Agreement may be personally served or sent by telex, facsimile or U.S. mail, certified return receipt requested, to the address, telex or facsimile number set forth under each party’s signature to this Agreement (or to such other address, telex or facsimile number as to which a party may specify in writing). Except as otherwise expressly provided herein, all such notices will be effective when actually received or, in the case of personal delivery, delivered.

By executing this Agreement, Bank acknowledges the existence of the Agent’s right to dominion and control of the Accounts and its security interest in the amounts from time to time on deposit therein and agrees that from the date hereof the Accounts shall be maintained by Bank for the benefit of the Agent on the terms provided herein. The Accounts are to be entitled “PerkinElmer Receivables Company” and “The Royal Bank of Scotland plc.” Except as otherwise provided in this Agreement, payments to the Accounts are to be processed in accordance with the Bank’s usual operating procedures for the handling of any Receivables, in accordance with the Bank’s Standard Terms and Conditions attached hereto as Exhibit C and incorporated herein, except as modified by this Agreement, that are currently in effect. Bank will charge each Account for all returned Receivables on that Account. All other service charges and other fees and charges generated in connection with the Accounts, the Lockbox Services or this

Agreement shall continue to be payable by Seller under the arrangements currently in effect. Bank will follow its usual procedures in the event the Lockbox Addresses, the Accounts or any Receivable should be or become the subject of any writ, levy, order or other similar judicial or regulatory order or process.

By executing this Agreement, Bank (a) waives and agrees not to assert claim or endeavor to exercise, (b) bars and estops Bank from asserting, claiming or exercising and (c) acknowledges that to the best of its knowledge, it has not heretofore received a notice, writ, order or other form of legal process from any other party asserting, claiming or exercising, any right of set-off; banker’s lien or other purported form of claim with respect to the Accounts or any funds from time to time deposited therein. Except for Bank’s right to payment of service charges, fees and other charges associated with the Accounts, the Lockbox Addresses and this Agreement, and to make deductions for returned items, Bank shall have no rights in the Accounts or the funds deposited therein except as permitted under this Agreement. To the extent Bank may ever have any additional rights, Bank hereby expressly subordinates all such rights to all rights of the Agent until it has been advised in writing by Agent that all of Seller’s obligations which are secured by the Receivables, the Lockbox Addresses and the Accounts are paid in full. Agent shall notify Bank promptly in writing upon payment in full of Seller’s obligations and this Agreement shall automatically terminate upon receipt of such notice.

Bank may terminate this Agreement upon 30 days’ prior written notice to Seller and Agent. Seller may not terminate this Agreement or the Lockbox Service except with the written consent of Agent and upon 30 days’ prior written notice to Bank and Agent. This Agreement may also be terminated upon written notice to Bank by the Agent stating the Receivables Sale Agreement and this Agreement are no longer in effect.

Notwithstanding the immediately preceding paragraph, Bank may terminate this Agreement at any time by written notice to Seller and Agent if either of the Seller or the Agent breaches any of the terms of this Agreement and such breach is not cured within 5 Business Days after notice has been given to Seller and Agent. Bank may also terminate this Agreement if Seller: (i) breaches any other agreement with Bank or any agreement involving the borrowing of money or extension of credit; (ii) liquidates, dissolves, merges with or into or consolidates with another entity or sells, leases or disposes of a substantial portion of its business or assets; (iii) terminates its business, fails generally or admits in writing its inability to pay its debt as they become due; (iv) any bankruptcy, reorganization, arrangement, insolvency, dissolution or similar proceeding is instituted with respect to Seller; (v) Seller makes any assignment for the benefit of creditors or enters into any composition with Creditors or takes any action in furtherance of any of the foregoing; or (vi) any material adverse change occurs in either Seller’s financial condition, results of operations or ability to perform obligations under this Agreement upon 5 Business Days notice to Seller and Agent. Seller shall promptly give written notice to Bank of the occurrence of any of the foregoing events as it applies to it.

In the event that this Agreement is terminated pursuant to the two immediately preceding paragraphs, any collected and available balances in the Accounts will be transferred in accordance with Agent’s instructions and the Lockbox Accounts will be closed. Any mail received at the Lockbox Addresses within 60 calendar days after termination of this Agreement will be sent unopened to the address specified below for Agent or to such other address as designated in writing by Agent. Sending of the mail as described above is Bank’s only responsibility with respect to the mail received at the Lockbox Addresses within 60 calendar days after termination of this Agreement. Bank shall forward mail at its standard charge in effect at the time the mail is forwarded. Seller will pay Bank such charges upon demand.

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and may not be altered, modified or amended in any respect, nor may any right, power or privilege of any party hereunder be waived or released or discharged, except upon execution by Bank, Seller and Agent of a written instrument so providing except that Bank’s charges are subject to change by Bank upon 30 days’ prior written notice to Seller. In the event that any provision in this Agreement is in conflict with, or inconsistent with, any provision of any other document or written or oral statement, this Agreement will exclusively govern, control and supersede all prior understandings, writings, proposals, representations and communications, oral or written, of any party relating to the subject matter hereof. Each party agrees to take all actions reasonably requested by any other party to carry out the purposes of this Agreement or to preserve and protect the rights of each party hereunder.

In the event Seller becomes subject to a voluntary or involuntary proceeding under the pursuant to Title 11, United States Code or in the event of the commencement of any similar case under then applicable federal or state law providing for the relief of debtors or the protection of creditors by or against Seller, Bank may act as Bank deems necessary to comply with all applicable provisions of governing statutes or if Bank is otherwise served with legal process which it in good faith believes affects funds in the Accounts, Bank may suspend disbursements from the Accounts as would otherwise be required by the terms of this Agreement until such time as Bank receives an appropriate court order or other satisfactory assurances establishing that the funds may continue to be disbursed according to the instructions contained in this Agreement.

If the balances in any Account is not sufficient to pay Bank for any returned Receivable, Seller agrees to pay Bank on demand any amounts due Bank with respect to such returned check. If the balances in the Account are not sufficient to compensate Bank for any fees or charges due Bank in connection with the Lockbox Service or this Agreement, Seller agrees to pay Bank on demand the amount due Bank. Seller will have breached this Agreement if it has not paid Bank, within 30 days after the demand, the amount due Bank. Seller hereby authorizes Bank, without prior notice, from time to time to debit any other account it may have with Bank for the amount or amounts due Bank under this paragraph.

Bank will not be liable to Seller or Agent for any expense, claim, loss, damage or cost (“Damages”) arising out of or relating to its performance under this Agreement other than those Damages which result directly from its acts or omissions constituting negligence. In no event will Bank be liable for any special, indirect, exemplary or consequential damages, including but not limited to lost profits. Bank will be excused from failing to act or delay in acting, and no such failure or delay shall constitute a breach of this Agreement or otherwise give rise to any liability of Bank, if (i) such failure or delay is caused by circumstances beyond Bank’s reasonable control, including but not limited to legal constraint, emergency conditions, action or inaction of governmental, civil or military authority, fire, strike, lockout or other labor dispute, war, riot, theft, flood, earthquake or other natural disaster, breakdown of public or private or common carrier communications or transmission facilities, equipment failure, or act, negligence or default of Seller or Agent or (ii) such failure or delay resulted from Bank’s reasonable belief that the action would have violated any guideline, rule or regulation of any governmental authority.

Seller and Agent shall jointly and severally indemnify Bank against, and hold it harmless from, any and all liabilities, claims, costs, expenses and damages of any nature (including but not limited to allocated costs of staff counsel, other reasonable attorney’s fees and any fees and expenses incurred in enforcing this Agreement) in any way arising out of or relating to disputes or legal actions concerning Bank’s provision of the Lockbox Service, this Agreement, any Receivable or the Lockbox Addresses. Notwithstanding the forgoing sentence, Agent’s obligation under this section shall not become effective until Bank has received the Agent’s Notice as described above. This section does not apply to any cost or damage attributable to the gross negligence or intentional misconduct of Bank. Seller’s and Agent’s obligations under this section shall survive termination of this Agreement.

Seller and Agent each represent and warrant to Bank that (i) this Agreement constitutes its duly authorized, legal, valid, binding and enforceable obligation; (ii) the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereunder will not (A) constitute or result in a breach of its certificate or articles of incorporation, by-laws or partnership agreement, as applicable, or the provisions of any material contract to which, it is a party or by which it is bound or (B) result in the violation of any law, regulation, judgment, decree or governmental order applicable to it; and (iii) all approvals and authorizations required to permit the execution, delivery, performance and consummation of this Agreement and the transactions contemplated hereunder have been obtained. Seller and Agent each agrees that it shall be deemed to make and renew each representation and warranty in this paragraph on and as of each day on which it uses the Lockbox Service.

Seller represents and warrants that it has not assigned or granted a security interest in the Accounts or any funds now or hereafter deposited in the Accounts, except to Agent.

Seller agrees that after Bank receives the Agent’s Notice, it cannot, and will not, withdraw any monies from the Accounts until such time as Agent advises Bank in writing that Agent no longer claims any interest in the Accounts and the monies deposited and to be deposited in the Accounts and further that it will not permit the Accounts to become subject to any other pledge, assignment, lien, charge or encumbrance of any kind, nature or description, other than Agents security interest referred to herein.

Agent acknowledges and agrees that Bank has the right to charge the Accounts from time to time, as set forth in this Agreement, and the account agreement, as said agreements are amended from time to time, and that Agent has no right to the sums so withdrawn by Bank.

Seller and Lender agree to pay to Bank, upon receipt of Bank’s invoice, all costs, expenses and attorneys’ fees (including allocated costs for in-house legal services) incurred by Bank in connection with the enforcement of this Agreement and any instrument or agreement required hereunder, including but not limited to any such costs, expenses and fees arising out of the resolution of any conflict, dispute, motion regarding entitlement to fights or rights of action, or other action to enforce Bank’s rights in a case arising under Title 11, United States Code. Seller agrees to pay Bank, upon receipt of Bank’s invoice, all costs, expenses and attorneys’ fees (including allocated costs for in-house legal services) incurred by Bank in the preparation and administration of this Agreement (including any amendments hereto or instruments or agreements required hereunder).

Neither Seller nor Agent may assign any of its rights under this Agreement without the prior written consent of Bank, which consent shall not unreasonably be withheld.

Nothing contained in the Agreement shall create any agency, fiduciary, joint venture or partnership relationship between Seller, Agent and Bank.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT REFERENCE TO ILLINOIS PRINCIPLES OF CONFLICTS OF LAW. This Agreement may be executed in any number of counterparts and all of such counterparts taken together will be deemed to constitute one and the same instrument.

Indicate Bank’s agreement to the terms of this Agreement by signing in space provided below. This Agreement will become effective upon the execution and exchange of a counterpart of this Agreement by all parties hereto.

Very truly yours,

PERKINELMER RECEIVABLES COMPANY
(“Seller”)

By:
Title:_______________________________________

Address of notice:

PerkinElmer Receivables Company

940 Winter Street

Waltham, MA 02451

Attention: John Stringer

Telephone Number:    (781) 663-6035

Telecopy Number:      (781) 663-5977

Accepted and Confirmed as of the date first written above:

THE ROYAL BANK OF SCOTLAND PLC
(SUCCESSOR TO ABN AMRO BANK N.V.),
as Agent

By:	GREENWICH CAPITAL MARKETS, INC., as agent

By
Title

Address of notice:

c/o ABN AMRO Bank N.V.

540 West Madison Street

27th Floor

Chicago, Illinois 60661

Attention:  Agent

Telephone Number:    (312) 338-3491

Telecopy Number:      (312) 338-0140

Acknowledged and agreed to as of the date first written above:

BANK OF AMERICA N.A., as Bank

By
Rick Love, Vice President

Address of notice:

Bank of America, N. A.

Blocked Account Support - Baltimore

225 N. Calvert Street

Mail Code: MD4-301-10-38

Baltimore, Maryland 21202

Facsimile: 877-874-1851

and:

Susan McNeice, AVP

Bank of America, N. A.

Blocked Account support - Baltimore

225 N. Calvert Street

Mail Code: MD4-301-10-38

Baltimore, Maryland 21202

Fax: 877-874-1851

EXHIBIT A

TO LETTER AGREEMENT RELATING TO LOCKBOX SERVICES

ACCOUNT HOLDER	LOCKBOX ADDRESS	LOCKBOX NUMBER	LOCKBOX ACCOUNT

PerkinElmer Receivables Company	13633 Collections Center Drive Chicago, IL 60693-3633	013633	375-657-6429

PerkinElmer Receivables Company	13685 Collections Center Drive Chicago, IL 60693-3685	013685	375-657-6432

PerkinElmer Receivables Company	P.O. Box 404861 Atlanta, GA 30384-4861	404861	375-657-6445

PerkinElmer Receivables Company	P.O. Box 404870 Atlanta, GA 30384-4870	404870	375-657-6458

PerkinElmer Receivables Company	P.O. Box 404890 Atlanta, GA 30384-4890	404890	375-657-6490

PerkinElmer Receivables Company	P.O. Box 404969 Atlanta, GA 30384-4969	404969	375-657-6500

EXHIBIT B

TO LETTER AGREEMENT RELATING TO LOCKBOX SERVICES

Bank of America N.A.

Rick Love, Vice President

Blocked Account Support - Baltimore

225 N. Calvert Street

Mail Code: MD4-301-10-38

Baltimore, Maryland 21202

Facsimile: 877-874-1851

Re:	PerkinElmer Receivables Company
Lock-Box Number: Lock-Box Account Number:

Ladies and Gentlemen:

Reference is made to the letter agreement dated                     , 20     (the “Agreement”) among PerkinElmer Receivables Company, a Delaware Corporation, PerkinElmer Receivables Company, the undersigned, as Agent, and Bank concerning the above described lock-box addresses and lock-box accounts (the “Accounts”). We hereby give you notice that a Collection Agent Replacement Event has occurred and is continuing under the Receivables Sale Agreement (as defined in the Agreement) and of our assumption of dominion and control of the Accounts as provided in the Agreement.

We hereby instruct Bank not to permit any other party to have access to the Accounts and to make all payments to be made by you out of or in connection with the Accounts directly to the undersigned upon our instructions, at our address set forth above.

ABA#____________________________________
Acct#:____________________________________
Acct Name:________________________________
Ref:______________________________________

Very truly yours,

THE ROYAL BANK OF SCOTLAND PLC

By:	GREENWICH CAPITAL MARKETS, INC., as agent

By:
Name:___________________________________
Title:____________________________________

Address:	c/o ABN AMRO Bank N.V.
540 West Madison Street
27th Floor
Chicago, Illinois 60661
Attention: Agent
Telephone: (312) 338-3491
Telecopy: (312) 338-0140

cc:	PerkinElmer Receivables Company
Susan McNeice, Bank of America N.A.

EXHIBIT C

TO LETTER AGREEMENT RELATING TO LOCKBOX SERVICES

STANDARD TERMS AND CONDITIONS

The Lockbox Service involves processing Checks that are received at a Lockbox Address. With this Service, Seller instructs its customers to mail checks it wants to have processed under the Service to the Lockbox Address. Bank picks up mail at the Lockbox Address according to its mail pick-up schedule. Bank will have unrestricted and exclusive access to the mail directed to the Lockbox Address. Bank will provide Seller with the Lockbox Service for a Lockbox Address when Seller has completed and Bank has received Bank’s then current set-up documents for the Lockbox Address.

If Bank receives any mail containing Seller’s lockbox number at Bank’s lockbox operations location (instead of the Lockbox Address), Bank may handle the mail as if it had been received at the Lockbox Address.

PROCESSING

Bank will handle Checks received at the Lockbox Address according to the applicable deposit account agreement, as if the Checks were delivered by Seller to Bank for deposit to the Account, except as modified by these Terms and Conditions.

Bank will open the envelopes picked up from the Lockbox Address and remove the contents. For the Lockbox Address, Checks and other documents contained in the envelopes will be inspected and handled in the manner specified in the Seller’s set-up documents. Bank captures and reports information related to the lockbox processing, where available, if Seller has specified this option in the set-up documents. Bank will endorse all Checks Bank processes on Seller’s behalf.

If Bank processes an unsigned check as instructed in the set-up documents, and the check is paid, but the account owner does not authorize payment, Seller agrees to indemnify Bank, the drawee bank (which may include Bank) and any intervening collecting bank for any liability or expense incurred by such indemnitee due to the payment and collection of the check.

If Seller instructs Bank not to process a check bearing a handwritten or typed notation “Payment in Full” or words of similar import on the face of the check, Seller understands that Bank has adopted procedures designed to detect Checks bearing such notations; however, Bank will not be liable to Seller or any other party for losses suffered if Bank fails to detect Checks bearing such notations.

RETURNED CHECK

Unless Seller and Bank agree to another processing procedure, Bank will reclear a Check once which has been returned and marked “Refer to Maker,” “Not Sufficient Funds” or “Uncollected Funds.” If the Check is returned for any other reason or if the Check is returned a second time, Bank will debit the Account and return the Check to Seller. Seller agrees that Bank will not send a returned item notice to Seller for a returned Check unless Seller and Bank have agreed otherwise.

ACCEPTABLE PAYEES

For the Lockbox Address, Seller will provide to Bank the names of Acceptable Payees (“Acceptable Payee” means Seller’s name and any other payee name provided to Bank by Seller as an acceptable payee for Checks to be processed under the Lockbox Service). Bank will process a check only if it is made payable to an Acceptable Payee and if the check is otherwise processable. Seller warrants that each Acceptable Payee is either (i) a variation of Seller’s name or (ii) is an affiliate of Seller which has authorized Checks payable to it to be credited to the Account. Bank may treat as an Acceptable Payee any variation of any Acceptable Payee’s name that Bank deems to be reasonable.

CHANGES TO PROCESSING INSTRUCTIONS

Seller may request Bank orally or in writing to make changes to the processing instructions (including changes to Acceptable Payees) for any Lockbox Address by contacting its Bank representative, so long as such changes do not conflict with the terms of the Deposit Account Control Agreement. Bank will not be obligated to implement any requested changes until Bank has actually received the requests and had a reasonable opportunity to act upon them. In making changes, Bank is entitled to rely on instructions purporting to be from Seller.

C-2

EXHIBIT G

TO

AMENDED AND RESTATED

RECEIVABLES SALE AGREEMENT

COMPLIANCE CERTIFICATE

To:	The Royal Bank of Scotland plc
(successor to ABN AMRO Bank N.V.),
as Agent, and each Purchaser

This Compliance Certificate is furnished pursuant to Section 5.1(a)(iii) of the Amended and Restated Receivables Sale Agreement, dated as of March 20, 2009 (as amended, supplemented or otherwise modified through the date hereof, the “Sale Agreement”), among PerkinElmer Receivables Company (the “Seller”), [Name of Initial Collection Agent] (the “Initial Collection Agent”), the committed purchasers from time to time party thereto (collectively, the “Committed Purchasers”) and Windmill Funding Corporation (“Windmill” and, together with the Committed Purchasers, the “Purchasers”) and The Royal Bank of Scotland plc (successor to ABN AMRO Bank N.V.) as agent for the Purchasers (in such capacity, the “Agent”). Terms used in this Compliance Certificate and not otherwise defined herein shall have the respective meanings ascribed thereto in the Sale Agreement.

THE UNDERSIGNED HEREBY REPRESENTS, WARRANTS, CERTIFIES AND CONFIRMS THAT:

1. The undersigned is a duly elected Designated Financial Officer of the undersigned.

2. Attached hereto is a copy of the financial statements described in Section 5.1(a)(i) or 5.1(a)(ii) of the Sale Agreement.

3. The undersigned has reviewed the terms of the Transaction Documents and has made, or caused to be made under his/her supervision, a detailed review of the transactions and the conditions of the Seller and the Originators during and at the end of the accounting period covered by the attached financial statements.

4. The examinations described in paragraph 3 hereof did not disclose, and the undersigned has no knowledge of, the existence of any condition or event which constitutes a Potential Termination Event, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below.

5. Based on the examinations described in paragraph 3 hereof, the undersigned confirms that the representations and warranties contained in Article IV of the Sale Agreement are true and correct as though made on the date hereof, except as set forth below.

Described below are the exceptions, if any, to paragraphs 4 and 5 listing, in detail, the nature of the condition or event, the period during which it has existed and the action the undersigned has taken, is taking or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this                      day of                     , 200    .

PERKINELMER, INC.

By
Designated Financial Officer

G-2

EXHIBIT H

TO

AMENDED AND RESTATED

RECEIVABLES SALE AGREEMENT

ACCOUNTS RECEIVABLE AGING

Scope:	This policy should be used by PerkinElmer employees responsible for reviewing the Accounts Receivable Aging Report.

Purpose:	To ensure accounts receivable balances are appropriately monitored.

Action Steps:

•

An aging of accounts receivable is to be prepared on a monthly basis. The aging of a receivable should commence on the date of the invoice billing and should be categorized as 30 days (current), 31-60 days, 61-90 days, 91-120 days, 121-180 days, and over 180 days.

•	Overall aging statistics are to be compared each month with prior months to identify any trends or circumstances that may require appropriate corrective action.

•	Individual accounts listed in the aging are also to be reviewed each month by the Credit Manager to ensure credit limits are appropriate.

•	Reminders are to be sent on a monthly basis to customers with overdue account balances.

•

All accounts that are delinquent (91 days or more) should be restricted from future shipments and/or given restrictive terms of payment unless a mutually satisfactory payment arrangement has been established. This does not apply, however, where the balance is in dispute and has been properly documented.

•	If it is deemed that shipments should be restricted a “hold” will be placed in the system to prevent any outstanding orders from shipping until payment is received.

•

The Credit Manager is the only person authorized to release this “hold” once the collection risk has improved. A monthly review of the “hold” customers should be performed by an individual other than the Credit Manager to ensure that such a “hold” is not violated.

•	The unit CFO is responsible for ensuring that receivables stay at minimum levels consistent with the operational requirements of the business by:

1.	Ensuring that adequate systems exist to manage the receivables function and that appropriate unit resources are focused upon the task.

2.	Making shipments frequently or evenly during the month.

3.	Preparing the mailing invoices immediately upon shipment.

4.	Establishing and enforcing the shortest competitive terms of payment.

5.	Aggressively pursuing past due accounts for payment.

6.	Personally reviewing monthly overdue receivables and initiating action to resolve them.

RESERVE FOR BAD DEBTS

Scope:	This policy should be used by PerkinElmer employees with the authority to calculate reserves for accounts receivable.

Purpose:	To ensure that an adequate allowance for doubtful accounts is calculated and maintained.

Action Steps:

•	Include amounts reserved for doubtful accounts using the following criteria:

1)	All billed receivables outstanding 180 days or greater from original invoice will be reserved for 100%.

2)	The guidelines to be used in establishing the reserves for questionable accounts less than 180 days are as follows:

a)	Review specific receivables over 90 days for collectibility issues.

b)	Review of general economic and political, etc., climate and experience and their potential impact on collectibility.

c)	Where specific customers are in bankruptcy or where evidence exists of an inability to pay, the receivable must be reserved for immediately.

3)	Reserves for bad debt must be reviewed for adequacy at the end of each quarter.

4)	All receivables that represent either a holdback of the total sale or the final billing portion of a government contract should be included in the 180 day test based upon the first due date, not the invoice date.

•	Calculate the reserve adjustment and submit to the Controller for approval.

•	The journal entry and backup should be retained with the monthly closing detail.

•	Recording of the allowance for doubtful accounts for newly acquired businesses will be up to the discretion of local management, but should reflect similar guidelines as outlined below:

6 months from due date	Reserve 100%
Known problem receivables or warranty related	Reserve 100%

UNCOLLECTIBLE ACCOUNTS

Scope:	This policy should be used by PerkinElmer employees with the authority to calculate reserves for accounts receivable.

Purpose:	To ensure uncollectible account balances are properly accounted for.

Action Steps:

•	Accounts that are considered uncollectible should be written off once all reasonable collection efforts have been exhausted.

•

Collection activity may be conducted by telephone, facsimile, or by mail, as deemed appropriate by the Controller in consideration of the history of the account and the magnitude of the customer’s obligation to the company.

•	All write offs must be adequately documented and approved in advance by the CFO. See Authorization Levels Over Financial Transactions Policy.

•	A Request for Bad Debt Write Off form (see attached) must be prepared for all uncollectible accounts and must include:

1.	A brief history of the account

2.	Summary of the action taken prior to the decision to write the account off

3.	Justification for the write off

•	Documentation supporting the bad debt write-off decision should be retained for tax purposes, future credit extensions, or communication with legal representatives.

•

All write-offs that are reserved for are to be recorded as a reduction to the allowance for doubtful accounts rather that directly as expense. Items that are not reserved for should be written off directly to expense.

•	Collection attempts should not be discontinued when an account is written off, but should continue until it is apparent that there is no chance of recovery.

CREDIT APPROVAL

Scope:	This policy should be used by PerkinElmer employees with the authority to issue and approve credit.

Purpose:	To ensure that credit limits are maintained and enforced.

Action Steps:

•	Credit approval duties should be kept separated from accounts receivable and cash receipts.

•	A credit application must be completed accurately and in detail for every account prior to credit terms being considered (see sample credit application).

•	New credit applications must include the following:

1.	The company structure (single proprietorship, partnership, corporation);

2.	The exact business name as recorded with the Registrar of Companies or equivalent including the parent company, if a subsidiary, or if a division of another company that company’s name A credit application must be completed accurately and in detail for every account prior to credit terms being considered (sample credit applications are appended to this policy for general reference).

3.	If the company is numbered the number and trading name;

4.	If the company is a single proprietorship, the owner’s name and trading name; if the company is a partnership, the names and addresses of all partners including limited partners;

5.	Quality trade references (with the longest possible payment history); assets/financial and banking information.

6.	Authorized signature(s) for corporations or all owners or partners for single proprietorship or partnerships.

This information not only facilitates the credit investigation but also provides necessary information in the event of collection or legal action. Credit applications for every customer must be updated annually to ensure that all information, particularly ownership is current and complete.

•

A credit investigation must precede the opening of a new customer account or the contemplation of an increase in an established credit limit. The scope of the investigation will vary depending on the size, ownership, normal credit requirements and potential risk involved.

•	Sources of credit information include credit-reporting agencies (including local credit bureaus), banks and other vendors, particularly other merchants within the industry.

•	Any credit reporting agency report must be supplemented with other information and the overall availability and quality of credit information should be considered when establishing the credit terms.

•

The result of the credit investigation and estimated normal purchase volumes should dictate the actual credit terms granted. It is imperative that the actual credit limit and selling terms granted be clearly communicated and agreed to by the customer, in writing.

•	The dollar limit is the maximum we are willing to invest in a customer. Limits will be based on the following:

1.	Where the customer is in excellent financial condition, the customer’s requirements will be the overriding consideration.

2.	Where the customer is in average financial condition, the credit limit must reflect prudent credit management.

3.	Where the customer has financial problems the credit limit must minimize our risk by closely restricting credit.

•	Credit limit approvals are progressive (that is, for a specific approval level each lower level must sign the approval). See Authority Levels Over Financial Transactions Policy for approval limits.

•

Credit limits for all accounts must be reviewed at least annually. If a customer’s requirements change necessitating an increased credit limit, a Request for Credit Limit form must be prepared (see attached). Justification for a higher credit limit must be for the entire amount of the credit limit not just the incremental change.

•	Credit history files must be maintained for all accounts. The file should contain at a minimum:

1.	Original credit application and credit investigation data

2.	All credit limit change requests and justifications

3.	Annual credit application updates

4.	A collection problem history

5.	A file review log

6.	All other pertinent customer correspondence

•	Credit will be suspended if customers have extended overdue balances.

PerkinElmer Life & Analytical Sciences

NEW ACCOUNT CREDIT APPROVAL PROCEDURE

CREDIT AND COLLECTIONS: CAC_2_110

Approval date: 8/15/2008
Approved by: Monica Rogers	Review By: 8/14/2009

NEW ACCOUNT CREDIT APPROVAL PROCEDURE

1.0 POLICY

Data Entry Administrator sets up new customers in SAP. Those exceeding the credit limit matrix are reviewed by the Credit Analysts and assigned credit limits. All new customers are given an introductory credit limit of $1,000.

2.0 PURPOSE

To ensure that credit approval processes are in place to mitigate risk

3.0 SCOPE

This document encompasses the requirements for granting credit approval for US Shelton LAS employees with the authority to issue, approve and review credit decisions.

4.0 DEFINITIONS

4.1 SAP - Computer system used to process all information concerning items sold by PerkinElmer.

4.2 D&B - Dun & Bradstreet, Commercial credit reporting agency.

4.3 Internal Risk Code - Prescribed credit limits determined by the customer’s classification.

5.0 CREDIT APPROVAL FOR NEW ACCOUNTS

5.1 New customers are set up in SAP with a credit limit of $1,000 by the Customer Database Team.

5.2 New customers that exceed the initial limit will systemically default to hold status.

5.3 The credit analyst will evaluate the new customer for credit worthiness.

5.4 The extent of this evaluation will depend on the size of the customer and the anticipated annual sales volume. Sources of credit information can include: Credit reporting agencies, Customer financial statements, if available, Bank references, Trade references.

5.5 Limits may also be granted using the following D&B rating criteria:

Rating:	Limit
5A1, 4A1, 3A1:	$250K
5A2, 4A2, 3A2, 2A1, 1a1:	$200K
2A2, 1A2:	$150K
5A3, 4A3, 3A3, 2A3, 1A3, BA1:	$100K
BA2, BB1:	$75K

Shelton, CT, USA		Page 1 of 2
Date printed 3/20/09 1:07 PM

PerkinElmer Life & Analytical Sciences

NEW ACCOUNT CREDIT APPROVAL PROCEDURE

CREDIT AND COLLECTIONS: CAC_2_110

Approval date: 8/15/2008
Approved by: Monica Rogers	Review By: 8/14/2009

5.6 Limits may be using our internal risk code criteria:

Risk Code	Description	Limit
CRG	Federal Government	$999K
CR2	Major Account/ no Risk	$750K
CR3	Municipality	$250K
CR4	University	$150K
CR5	College	$100K
CR6	Institution	$75K
CR7	Hospital	$10K

5.7 Authority limits

Credit Analysts: <$50K

Manager Credit and Collection: <$100K

Director, Global Transaction Processing: >$100K.

Any request for extended terms must be submitted to the Director, Global Transaction Processing.

5.8 All criteria used for establishing credit limits must be documented in SAP.

Revision History for document code: CAC_2_110

REV. DATE	REASON / CHANGE	PREPARED BY:
01/31/06	Release	Margaret White
11/5/07	Reviewd – No updated made	Karen Harrington
8/15/08	No changes needed	Monica Rogers

Shelton, CT, USA		Page 2 of 2
Date printed 3/20/09 1:07 PM